UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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IMPAX LABORATORIES, INC.

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30831 Huntwood Avenue
Hayward, California 94544
Dear Stockholder:
You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Impax Laboratories, Inc. to be held on Tuesday, May 25, 2010 at 9:00 a.m., Pacific Daylight Time, at the Marriott Hotel located at 1770 South Amphlett Blvd., San Mateo, California 94402.
Details regarding the business to be conducted at the annual meeting are described in the accompanying notice of the annual meeting and proxy statement. We have also made available a copy of our 2009 Annual Report, which includes our audited financial statements and provides information about our business and products. We encourage you to read these materials carefully.
Your vote is important. Whether you plan to attend the annual meeting in person or not, we hope you will vote as soon as possible. You may vote electronically through the Internet or by telephone, as described in the accompanying materials, or by completing and signing the enclosed proxy card and returning it in the self-addressed envelope provided for your convenience. Please review the instructions on each of your voting options described in this proxy statement.
On behalf of our board of directors, I would like to express our appreciation for your continued support. We look forward to seeing you at the annual meeting.

Sincerely,

Robert L. Burr
Chairman of the Board of Directors
April 14, 2010

IMPAX LABORATORIES, INC.
30831 Huntwood Avenue
Hayward, California 94544
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2010
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 25, 2010:
the Proxy Statement and Annual Report to Stockholders
are available at http://www.stocktrans.com/eproxy/impax2010
To Our Stockholders:
The 2010 Annual Meeting of Stockholders of Impax Laboratories, Inc. will be held on Tuesday, May 25, 2010, at 9:00 a.m., Pacific Daylight Time, at the Marriott Hotel located at 1770 South Amphlett Blvd., San Mateo, California 94402, for the following purposes:
(i)	to elect seven directors, as described in the accompanying proxy statement;

(ii)	to approve the amendment and restatement of our Amended and Restated 2002 Equity Incentive Plan to increase the aggregate number of shares of our common stock that may be issued under such plan by 2,000,000 shares;

(iii)	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(iv)	to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
You may obtain directions to the Marriott Hotel by contacting it directly at (650) 653-6000 or accessing the hotel’s Web site at http://www.marriott.com/hotels/maps/directions/sfosa-san-mateo-marriott-san-francisco-airport.
Only stockholders of record at the close of business on March 30, 2010 are entitled to notice of, and to vote at, the annual meeting and at any postponements or adjournments thereof. A list of such stockholders will be available for inspection by our stockholders at our principal executive offices located at 30831 Huntwood Avenue, Hayward, California 94544 during ordinary business hours for the ten-day period prior to the annual meeting.
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES PROMPTLY TO ENSURE THEY ARE REPRESENTED AT THE ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET AS DESCRIBED IN THE FOLLOWING MATERIALS OR BY COMPLETING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Arthur A. Koch, Jr.
Senior Vice President, Finance,
Chief Financial Officer and Corporate Secretary
Hayward, California
April 14, 2010

IMPAX LABORATORIES, INC.
30831 Huntwood Avenue
Hayward, California 94544
(510) 476-2000
PROXY STATEMENT
2010 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Why am I receiving these materials?
This proxy statement is furnished to you as a holder of our common stock, par value $0.01 per share, in connection with the solicitation of proxies by our board of directors for use at the 2010 Annual Meeting of Stockholders or at any postponement or adjournment thereof. References in this proxy statement to “Impax,” “we,” “us,” and “our” mean Impax Laboratories, Inc. and its subsidiaries unless the context of the description indicates otherwise.
On or about April 14, 2010, the notice of the annual meeting, this proxy statement, the enclosed proxy card and the annual report to stockholders, collectively referred to as the “proxy materials,” will be first sent or given to our stockholders.
When and where will the annual meeting be held?
The annual meeting will be held on Tuesday, May 25, 2010, at 9:00, a.m., Pacific Daylight Time, at the Marriott Hotel located at 1770 South Amphlett Blvd., San Mateo, California 94402.
What proposals will be voted on at the annual meeting?
At the annual meeting, stockholders will consider and vote upon:
(i)	the election of seven directors, as described in this proxy statement;

(ii)	the approval of the amendment and restatement of our Amended and Restated 2002 Equity Incentive plan, referred to as the “2002 plan,” to increase the aggregate number of shares of common stock that may be issued under such plan by 2,000,000 shares;

(iii)	the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(iv)	such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
Our board is not aware of any other matters that will come before the annual meeting or any postponement or adjournment of the annual meeting. If any other matters properly come before the meeting or any postponement or adjournment of the meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.
What is a proxy?
A proxy is your legal designation of another person, also referred to as the “proxy,” to vote on your behalf. By properly signing and returning the enclosed proxy card or by voting by Internet or telephone, you are giving the persons who our board designated as proxies the authority to vote your shares in the manner that you indicate on your proxy card or by voting by Internet or telephone. The board has designated Michael Nestor and Christopher Mengler to serve as proxies for the annual meeting.

Whether or not you are able to attend the annual meeting, you are urged to complete and return your proxy, which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted “FOR”: (i) the election of seven directors, as described in this proxy statement; (ii) the approval of the amendment and restatement of our 2002 plan to increase the number of shares of common stock that may be issued under such plan by 2,000,000 shares; and (iii) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
In addition, the proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the annual meeting: (i) matters to be presented at the annual meeting of which we did not have notice on or prior to February 18, 2010; (ii) the election of any person to any office for which a bona fide nominee named in this proxy statement is unable to serve or for good cause will not serve; (iii) any proposal omitted from this proxy statement and form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”; and (iv) matters incident to the conduct of the annual meeting.
Who is entitled to vote at the annual meeting?
Our board set the close of business on March 30, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only stockholders of record at the close of business on March 30, 2010, referred to as the “record date,” are entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof. On March 30, 2010, there were issued and outstanding 62,483,415 shares of common stock.
How do I vote my shares?
If your shares of common stock are registered directly in your name with our transfer agent, StockTrans, Inc., you are considered, with respect to those shares, the stockholder of record. Stockholders of record may vote in person at the annual meeting or by proxy using the enclosed proxy card, by telephone or electronically through the Internet.
The deadline for stockholders of record to vote by telephone or electronically through the Internet is 11:59 p.m., prevailing time, on May 24, 2010. Set forth below is a summary of the three voting methods which stockholders of record may utilize to submit their votes by proxy:
Vote by Telephone — 1-866-578-5350. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your control number, which is located on your proxy card, and then follow the directions given.
Vote Electronically through the Internet — http://www.votestock.com. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the Web site. You will be prompted to enter your control number, which is located on your proxy card, to create and submit an electronic ballot.
Vote by Mail — Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided you.
Whether or not you plan to attend the annual meeting, we urge you to vote promptly using one of these methods to ensure your vote is counted.
If you vote by telephone or electronically through the Internet, you do not need to return your proxy card.
Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic or telephonic access such as usage charges of Internet service providers and telephone companies. We do not cover these costs; they are solely your responsibility. Please note, the telephone and Internet voting procedures available to you are valid forms of granting proxies under the General Corporation Law of the State of Delaware.

If your shares of common stock are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and you should have received these proxy materials from that organization rather than us. The organization holding your shares is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the organization holding your shares on how to vote the shares held in your account using the voting instructions received from such organization. You may vote in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the annual meeting.
What vote is required to approve each proposal?
Each share of common stock is entitled to one vote on each matter to be presented at the annual meeting. Directors are elected (Proposal One) by a plurality of the votes of the shares of common stock that are present in person or represented by proxy at the annual meeting and are entitled to vote on the election of directors. Under Delaware law, an abstention or a broker non-vote will have no legal effect on the election of directors. A broker non-vote occurs when shares held of record by a broker are not voted with respect to a proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Therefore, the seven nominees for director receiving the most “FOR” votes will be elected to serve on the board. Unlike prior annual meetings, as a result of recent changes in the rules of the New York Stock Exchange applicable to brokerage firms, banks, broker-dealers and other similar organizations, if your shares are held in street name and the organization holding your shares does not receive voting instructions from you, the organization holding your shares will not be able to vote your shares in the election of directors.
The approval of the amendment and restatement of our 2002 plan to increase the number of shares of common stock that may be issued under such plan by 2,000,000 shares (Proposal Two), ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal Three) and the approval of any other business as may properly come before the annual meeting, or any postponement or adjournment thereof, will require the affirmative vote of the majority of the shares of common stock that are present in person or represented by proxy at the annual meeting and are entitled to vote on Proposals Two or Three or the approval of any other business as may properly come before the annual meeting, or any postponement or adjournment thereof. Under Delaware law, an abstention will have the same legal effect as an “against” vote on, and a broker non-vote will not be counted as having been voted on, or as a vote “against,” Proposals Two or Three or the approval of any other business as may properly come before the annual meeting, or any postponement or adjournment thereof.
Can I revoke my proxy?
Yes, you may revoke your proxy at any time before it is voted at the annual meeting. To revoke your proxy, submit a later-dated proxy electronically through the Internet or by telephone, or another signed proxy with a later date to Arthur A. Koch, Jr., our Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary, or attend the annual meeting and vote in person.
Attendance at the annual meeting will not in itself constitute a revocation of your proxy.
Before the taking of the vote at the annual meeting, any written notice of revocation should be sent to Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California 94544, attention: Arthur A. Koch, Jr., or hand delivered to Mr. Koch.
If you are a beneficial owner of shares of common stock held in street name, please review the voting instructions provided by the organization holding your shares or contact such organization regarding how to change your vote.

What constitutes a quorum?
A quorum of stockholders is necessary to hold a valid annual meeting. In order for a quorum to be present at the annual meeting, a majority of the issued and outstanding shares of common stock at the close of business on the record date must be present in person or represented by proxy at the annual meeting. All such shares that are present in person or represented by proxy at the annual meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.
Who will bear the cost of the solicitation of proxies?
We will bear the cost of the solicitation of proxies and will reimburse the reasonable expenses of brokerage firms, banks, broker-dealers or other similar organizations incurred in forwarding material to beneficial owners of common stock.
Who will solicit proxies on behalf of the board of directors?
In addition to mailing the proxy materials, proxies for use at the annual meeting may be solicited by our directors, officers and employees, none of whom will receive additional compensation for such solicitation activities, in person or by telephone. In addition, we have retained D.F. King & Co., Inc., a firm experienced in the solicitation of proxies on behalf of public companies, to assist in the proxy solicitation process at a fee of approximately $10,000. We have also agreed to reimburse D.F. King & Co., Inc. for certain costs and expenses and to indemnify it for any claims or liabilities it may incur as a result of the proxy solicitation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of the record date (except as otherwise noted in the footnotes) regarding the beneficial ownership of our common stock by: (i) each person known by us to beneficially own more than five percent of our outstanding common stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group. As of the record date, 62,483,415 shares of our common stock were outstanding. Except as otherwise indicated, to our knowledge, the beneficial owners of shares of common stock listed below have sole voting and investment power with respect to such shares.

	Shares Beneficially Owned (1)
	Common Stock
	Amount and
	Nature of
	Beneficial		Percent of
Name and Address of Beneficial Owner (1)	Ownership		Class
Leslie Z. Benet, Ph.D.	55,600	(2)	*
Robert L. Burr	79,207	(3)	*
Nigel Ten Fleming, Ph.D.	62,000	(4)	*
Charles V. Hildenbrand	122,834	(5)	*
Larry Hsu, Ph.D.	3,185,483	(6)	5.1%
Arthur A. Koch, Jr.	179,625	(7)	*
Michael Markbreiter	34,500	(8)	*
Christopher Mengler	63,456	(9)	*
Michael Nestor	71,769	(10)	*
Oh Kim Sun	70,179	(11)	*
Peter R. Terreri	64,000	(12)	*
Allen Chao, Ph.D.	290,295	(13)	*

All directors and executive officers as a group (12 persons)	4,278,948	(14)	6.7%

Wellington Management Company, LLP	7,166,957	(15)	11.5%
BlackRock, Inc.	4,312,278	(16)	6.9%

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, referred to as the “SEC,” and includes voting or investment power with respect to shares of our common stock. Shares of common stock currently issuable or issuable within 60 days of the record date upon the exercise of options are deemed to be outstanding in computing the beneficial ownership and percentage of beneficial ownership of the person holding such securities, but are not deemed to be outstanding in computing the percentage of beneficial ownership of any other person. The address for all our directors and executive officers is c/o Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, CA 94544.

(2)	Represents 3,000 shares of common stock held by Dr. Benet directly, 600 shares of common stock held by The Benet Family Trust, as to which Dr. Benet has shared voting and investment power, and options to purchase 52,000 shares of common stock, which may be exercised within 60 days of the record date.

(3)	Represents 41,150 shares of common stock held by Mr. Burr directly, 6,057 shares of common stock held by Robert L. Burr IRA account, as to which Mr. Burr has sole voting and investment power, and options to purchase 32,000 shares of common stock, which may be exercised within 60 days of the record date.

(4)	Represents 24,000 shares of common stock held by Dr. Fleming directly and options to purchase 38,000 shares of common stock, which may be exercised within 60 days of the record date.

(5)	Represents 32,000 shares of common stock held by Mr. Hildenbrand directly and options to purchase 90,834 shares of common stock, which may be exercised within 60 days of the record date.

(6)	Represents 309,027 shares of common stock held by Dr. Hsu directly, 2,354,568 shares of common stock held by The Hsu Family Trust, as to which Dr. Hsu has voting and investment power, 24,388 shares of common stock held by Dr. Hsu’s spouse, options to purchase 348,750 shares of common stock held by Dr. Hsu and options to purchase 148,750 shares of common stock held by Dr. Hsu’s spouse, which may be exercised within 60 days of the record date. Excludes 1,248,320 shares of common stock held in trusts for the benefit of Dr. Hsu’s children, as to which Dr. Hsu does not have voting or investment power.

(7)	Represents 99,000 shares of common stock held by Mr. Koch directly and options to purchase 80,625 shares of common stock, which may be exercised within 60 days of the record date.

(8)	Represents 12,000 shares of common stock held by Mr. Markbreiter directly and options to purchase 22,500 shares of common stock, which may be exercised within 60 days of the record date.

(9)	Represents 44,706 shares of common stock held by Mr. Mengler directly and options to purchase 18,750 shares of common stock, which may be exercised within 60 days of the record date.

(10)	Represents 42,894 shares of common stock owned by Mr. Nestor directly, 2,000 shares held by Mr. Nestor’s spouse and options to purchase 26,875 shares of common stock, which may be exercised within 60 days of the record date.

(11)	Represents 14,000 shares of common stock held by Mr. Oh directly, 16,679 shares of common stock held by Rembrandt Invest & Trade, Inc., over which Mr. Oh has voting and investment power, and options to purchase 39,500 shares of common stock, which may be exercised within 60 days of the record date. Mr. Oh, a director since 1999, has determined that he will not stand for re-election at the annual meeting.

(12)	Represents 12,000 shares of common stock held directly by Mr. Terreri and options to purchase 52,000 shares of common stock, which may be exercised within 60 days of the record date.

(13)	As of April 5, 2010, represents 34,295 shares of common stock held by Dr. Chao directly, 160,000 shares of common stock held by Allen Chao and Lee-Hwa Chao Family Trust, over which Dr. Chao has voting and investment power, and 96,000 shares of common stock held by Allen Chao Interest, Ltd., over which Dr. Chao has voting and investment power. Dr. Chao was elected a director by the board on April 5, 2010. See “Proposal One — Election of Directors” for a description of Dr. Chao’s biographical information and business experience.

(14)	Includes options to purchase 950,584 shares of common stock, which may be exercised within 60 days of the record date.

(15)	Based solely on Schedule 13G/A filed with the SEC on February 12, 2010 by Wellington Management Company, LLP, referred to as “Wellington.” Wellington, in its capacity as investment advisor, may be deemed to beneficially own 7,166,957 shares of common stock, which are held of record by clients of Wellington, of which Wellington has shared voting power over 6,443,442 shares of common stock and shared investment power over 7,166,957 shares of common stock. The principal business address of Wellington is 75 State Street, Boston, MA 02109.

(16)	Based solely on Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc., referred to as “BlackRock.” BlackRock, in its capacity as a parent holding company or control person for certain of its subsidiaries, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock International Ltd and BlackRock Investment Management UK Ltd, has sole voting and sole investment power over all such shares. The principal business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

PROPOSAL ONE — ELECTION OF DIRECTORS
Our amended and restated bylaws provide that the number of directors on the board will consist of not less than one or more than ten, with the exact number to be fixed by the board.
At the annual meeting, the stockholders will elect seven directors, each to serve for a term of one year and until his successor has been elected and qualified or until the director’s earlier death, resignation or removal. Oh Kim Sun, age 61, a director since 1999 and member of the audit committee, has decided not to stand for re-election at the annual meeting. At the time of Mr. Oh’s decision not to stand for re-election, there were no disagreements with management or the board. To fill the vacancy to be left by Mr. Oh, Dr. Allen Chao was elected a director by the board on April 5, 2010. Dr. Chao was recommended as nominee for director by the nominating committee. Our President, Chief Executive Officer and director, Dr. Larry Hsu, recommended Dr. Chao to the nominating committee.
The board has nominated the following individuals for election as director at the annual meeting: Leslie Z. Benet, Ph.D.; Robert L. Burr; Allen Chao, Ph.D.; Nigel Ten Fleming, Ph.D.; Larry Hsu, Ph.D.; Michael Markbreiter; and Peter R. Terreri. Each nomination for director was based upon the recommendation of our nominating committee. All nominees have consented to be named and have indicated their intent to serve if elected. The board has no reason to believe that any of the nominees will decline or will be unable to serve as a director.
Unless directed otherwise, the persons named in the enclosed proxy intend to vote all proxies received by them “FOR” (i) the election as directors of the seven nominees listed above, or (ii) if any of these nominees becomes unavailable or unwilling to serve as a member on the board for any reason, for a substitute nominee designated by the board.
The following table sets forth information, as of April 5, 2010, concerning our current directors who are nominees for election to the board:

		Director
Name	Age	Since	Positions Held	Committee Memberships
Leslie Z. Benet, Ph.D.	72	2001	Director	Compensation Committee and Nominating Committee

Robert L. Burr	59	2001	Chairman and Director	Audit Committee, Compensation Committee [1] and Nominating Committee

Allen Chao, Ph.D.	64	2010	Director	—

Nigel Ten Fleming, Ph.D.	56	1999	Director	Compensation Committee and Nominating Committee [1]

Larry Hsu, Ph.D.	61	1999	President, Chief Executive Officer and Director	—

Michael Markbreiter	48	1997	Director	Audit Committee

Peter R. Terreri	52	2003	Director	Audit Committee[1]

(1)	Chairman of the committee.
We entered into a new employment agreement with Dr. Hsu which was effective as of January 1, 2010. The agreement with Dr. Hsu provides that during the term of his employment, the board will nominate and recommend to stockholders his election as our director.

Other than the employment agreement with Dr. Hsu described above, none of our directors, nominees for director or executive officers is a party to any arrangement or understanding with any other person with respect to nominations of directors. In addition, there is no family relationship between any of our directors, nominees for director or executive officers.
Set forth below is the business experience of the current members of the board and nominees for director for the past five years, unless indicated otherwise, as well as a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as our directors.
Current Directors and Nominees for Director
Leslie Z. Benet, Ph.D. has been a Professor since 1969 of, and has also served as Chairman of, the Department of Bioengineering and Therapeutic Sciences (1978-1998), University of California, San Francisco (UCSF). Dr. Benet has been a founder of four biopharmaceutical start up companies, for two of which he presently serves on the Scientific Advisory Boards, Limerick Biopharma and Hurel Corp. He received his A.B. (English), B.S. (Pharmacy), and M.S. from the University of Michigan, and his Ph.D. from the University of California. Dr. Benet has received seven honorary doctorates: Uppsala University, Sweden (Pharm.D., 1987); Leiden University, The Netherlands (Ph.D., 1995); University of Illinois at Chicago (D.Sc., 1997); Philadelphia College of Pharmacy and Science (D.Sc., 1997); Long Island University (D.Sc., 1999); University of Athens, Greece (Ph.D., 2005); and Catholic University of Leuven, Belgium (Ph.D., 2010). Dr. Benet’s research interests, more than 500 publications, and 11 patents are in the areas of pharmacokinetics, biopharmaceutics, drug delivery, and pharmacodynamics. He is listed among the most highly cited pharmacologists worldwide. In 1985, Dr. Benet served as President of the APhA Academy of Pharmaceutical Sciences. During 1986, Dr. Benet was a founder and first President of the American Association of Pharmaceutical Scientists (AAPS). In 1987, Dr. Benet was elected to membership in the Institute of Medicine (IOM) of the National Academy of Sciences (NAS). Dr. Benet has received the highest scientific awards of AAPS (1989 and 2000), Rho Chi (1990), American Association of Colleges of Pharmacy (1991), American Society for Clinical Pharmacology and Therapeutics (1995 and 2010), American Pharmaceutical Association (2000), International Pharmaceutical Federation (2001) and in 2004 received the Pharmaceutical Sciences World Congress Research Achievement Award and the Controlled Release Society Career Achievement in Oral Drug Delivery Award. In 2007, he was selected as the UCSF Distinguished Clinical Lecturer. Dr. Benet formerly served as Chair of the FDA Expert Panel on Individual Bioequivalence and the FDA Center for Biologics Peer Review Committee, and as a member of the FDA Science Board and the Generic Drugs Advisory Committee. Dr. Benet presently serves as a member of the IOM Forum on Drug Discovery, Development and Translation and the NAS Standing Committee on Biodefense for the Department of Defense. Dr. Benet brings to the board deep knowledge and understanding of the biopharmaceutical industry, as well as policies and practices of the U.S. Food and Drug Administration, and provides the board with a unique perspective in the development of our corporate strategy based on his more than 40 years of experience in the science underlying our business.
Robert L. Burr is a self-employed investment manager and partner of Fleming US Discovery Partners, L.P., a private equity sponsor affiliated with J.P. Morgan Chase & Co. Mr. Burr was employed by J.P. Morgan Chase & Co. and associated entities from 1995 to May 2008, at which time he resigned his position as Managing Partner of the Fleming US Discovery III Funds. From October 2001 to October 2005, Mr. Burr was a Partner at Windcrest Discovery Investments LLC, an investment management firm. From 1992 to 1995, Mr. Burr was head of Private Equity at the investment banking firm of Kidder, Peabody & Co., Inc. Prior to that time, Mr. Burr served as the Managing General Partner of Morgan Stanley Ventures and General Partner of Morgan Stanley Venture Capital Fund I, L.P. and was a corporate lending officer with Citibank, N.A. Mr. Burr received an MBA from Columbia University and a BA from Stanford University. Mr. Burr’s financial acumen and his extensive knowledge of capital markets represent a valuable resource to the board in the assessment of our capital and liquidity needs. In addition, Mr. Burr’s venture capital and private equity investment experience gives him the leadership and consensus-building skills to guide the board on a variety of matters, including compensation, corporate governance and risk assessment.
Allen Chao, Ph.D., has been Chairman of Newport Healthcare Advisors, LLC, a healthcare investment management and consulting company, since January 2008. Dr. Chao was a co-founder of Watson Pharmaceuticals, Inc., a specialty pharmaceutical company, serving as a director from 1985 to May 2008, Chairman of the board of directors from May 1996 to May 2008, and Chief Executive Officer from 1985 to September 2007. While at Watson, Dr. Chao oversaw the company’s growth, through internal R&D, licensing and acquisitions of pharmaceutical products and technologies, as well as mergers and acquisition activities. Dr. Chao received a Ph.D. in industrial and physical pharmacy from Purdue University in 1973. In May of 2000, he received the degree of Doctor of Science from Purdue in recognition of his leadership and vision for the production and marketing of pharmaceutical products. Dr. Chao’s experience brings to the board a profound understanding of financial investment, business development, strategic planning and operational management in our industry and can provide invaluable practical guidance, insight and perspective with respect to our operations, strategy, and corporate governance.

Nigel Ten Fleming, Ph.D. is Executive Director of A-Cube, Inc., a medical diagnostics company, Chairman of Minerva Healthcare, an emerging specialty pharmaceutical company, and, in 2008, he became Chairman and Chief Executive Officer of G2B Pharma. He previously founded Athena Diagnostics, a neurological diagnostics reference laboratory, serving variously as Chairman, CEO and Vice President of Business Development prior to the company’s 1995 sale to Athena Neurosciences /Elan Pharmaceuticals. Dr. Fleming has also served on the boards of directors of Examplar, a subsidiary of Transgenic Sciences Inc. that developed the first transgenic Alzheimer’s mouse model, and serves on the board of Genmedica Therapeutics, an oral insulin company based in Barcelona. He has also consulted for, and served in various leadership roles at a number of early-stage biotechnology companies, including Gamera Biosciences, Neurocal, Nephros’, TheraMed Partners and Plant Cell Technologies. Dr. Fleming obtained his Ph.D. in Clinical Biochemistry from the University of Cambridge in England and was a lecturer at Harvard Medical School for a number of years. Dr. Fleming’s experience at life sciences companies as well as his extensive knowledge of biochemistry provides the board with the depth of understanding of our company’s business as well as valuable financial, operational and strategic expertise. In addition, Dr. Fleming brings to the board a perspective on corporate governance and compensation matters.
Larry Hsu, Ph.D. has been our President and Chief Executive Officer since October 1, 2006. Prior to holding these positions, Dr. Hsu served as President and Chief Operating Officer beginning in 1999. Dr. Hsu co-founded Impax Pharmaceuticals, Inc. in 1994 and served as its President, Chief Operating Officer and a member of the board from its inception until its merger with us. From 1980 to 1995, Dr. Hsu worked at Abbott Laboratories, where, during his last four years, he served as Director of Product Development in charge of formulation development, process engineering, clinical lot manufacturing and production technical support of all dosage forms, managing a staff of approximately 250 people. Dr. Hsu obtained his Ph.D. in pharmaceutics from the University of Michigan. Dr. Hsu’s experience as our co-founder and Chief Executive Officer, and previously our President and Chief Operating Officer, provides the board with unique insights into our operations, challenges and opportunities. In addition, his 30-year background in the pharmaceutical industry and knowledge in the underlying science brings special expertise to the board in developing our business strategies.
Michael Markbreiter, a private investor, was a portfolio manager for Morgan Stanley from October 2004 to May 2005 and Sofaer Capital, a global hedge fund, from December 2000 to September 2001. From August 1995 to December 1998, Mr. Markbreiter was a portfolio manager for private equity investments for Kingdon Capital Management Corp., a New York hedge fund. In April 1994 he co-founded Ram Investment Corp., a venture capital company. From March 1993 to January 1994, Mr. Markbreiter was an analyst at Alliance Capital Management Corp. From July 1983 to September 1989, Mr. Markbreiter was an Executive Editor for Arts of Asia magazine. Mr. Markbreiter graduated from Cambridge University with a degree in Engineering. Mr. Markbreiter’s experience in executive management brings to the board his business and financial expertise as well as comprehensive knowledge of risk-management matters.
Peter R. Terreri has over 20 years of experience primarily in generic pharmaceuticals with a specialized expertise in finance. Mr. Terreri is President, Chief Executive Officer and director of CGM, Inc., a manufacturing company that he owns and operates. He previously served as Senior Vice President and Chief Financial Officer of Teva Pharmaceuticals USA from 1985 through 2000, where he actively participated in the growth of the company from a $20 million local generic pharmaceutical company into a global leader in generic pharmaceuticals. As an active member of senior management, he was involved in all facets of the decision-making process at Teva Pharmaceuticals USA, including structuring and negotiating company and product acquisitions, participating in multiple public financings and securing several licensing deals and a substantial credit line. In addition to his role as Chief Financial Officer, Mr. Terreri contributed to many areas related to the company’s success outside of finance, including product development selection, facility utilization, business development, strategic planning, and implementing integration plans for the company’s acquisitions. He also supervised areas such as operations, sales and marketing, and information technology during his tenure. Mr. Terreri’s more than 20 years of experience in the pharmaceutical industry provides the board with comprehensive understanding of our operations and strategy. His prior experience as the chief financial officer of a major generic pharmaceutical company also brings to the board deep understanding of accounting and risk management issues.

Current Director Not Standing for Re-Election
Oh Kim Sun has been employed by the Chemical Company of Malaysia Berhad (CCM), a Malaysian corporation whose stock is listed on the Bursa Malaysia Berhad, since 1983 and served as Executive Director from 1983 through October 2003. Currently, Mr. Oh is a member of the board of directors of Nikko Electronics Berhad, Pharmaniaga Berhad, UEM Land Holdings Berhad and Faber Group Berhad, all of which are listed on the Bursa Malaysia Berhad. Mr. Oh is also a director of various other companies in Kuala Lumpur. Mr. Oh is also a member of The Malaysian Institute of Certified Public Accountants. Mr. Oh Kim Sun’s experience working for, and serving on the boards of, internationally operated companies demonstrated his business acumen and provided the board with a strategic global perspective, including insights into economic and political conditions in Asia, which was important in light of our construction of the Taiwan manufacturing facility.
Board and Committee Matters
Board Leadership Structure
We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. Mr. Burr serves as the Chairman of the board, and Dr. Hsu serves as a director as well as our President and Chief Executive Officer. Our Chief Executive Officer is responsible for setting our strategic direction and for our day to day leadership and performance, while our Chairman provides guidance to the Chief Executive Officer, sets the agenda for board meetings and presides over meetings of the board. Our Chairman qualifies as an independent director. See “— Independence.” The board has selected this leadership structure in the belief that separating the principal executive officer and board chairman positions allows for a more efficient division of responsibilities in light of the high demands on the time of each. The board believes that its leadership structure is well suited to the company’s business because it contributes to a more independent board, leads to productive internal board dynamics and allows Dr. Hsu to concentrate on our business and operations.
Board’s Role in Risk Oversight
We are exposed to a number of risks and undertake at least annually an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. It is management’s responsibility to manage risk and bring the material risks applicable to the company to the board’s attention. The board has oversight responsibility of the processes established to report and monitor these risks. On behalf of the board, the audit committee plays a key role in the oversight of our enterprise risk management function. Mr. Koch, our Chief Financial Officer, is directly responsible for our enterprise risk management function and reports both to the President and Chief Executive Officer and to the audit committee in this capacity. In fulfilling his risk-management responsibilities, Mr. Koch works closely with members of our senior management and meets with the audit committee at least four times a year to discuss the risks facing our company, highlighting any new risks that may have arisen since the committee last met. The audit committee also reports to the board on a regular basis to apprise them of their discussions with Mr. Koch regarding our enterprise risk management efforts. Finally, Mr. Koch reports directly to the board on at least an annual basis to apprise it directly of our enterprise risk management efforts. In addition to the audit committee, the other committees of the board consider the risks within their areas of responsibility. For example, the compensation committee considers the risks that may be implicated by our compensation programs. The nominating committee considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the board. We believe that our current leadership structure supports the board’s risk oversight role.

Independence
The board has determined that the following directors, constituting a majority of the members of the board, are independent under the independence standards contained in the listing requirements of The NASDAQ Stock Market LLC, referred to as “NASDAQ”: Leslie Z. Benet, Ph.D., Robert L. Burr, Allen Chao, Ph.D., Nigel Ten Fleming, Ph.D., Michael Markbreiter, Oh Kim Sun and Peter R. Terreri.
Meetings of the Board and Committees
In 2009, there were 4 regular and 3 special board meetings. The board has three standing committees: the audit committee, the compensation committee and the nominating committee. Our audit committee held 7 meetings, our compensation committee held 4 meetings and our nominating committee held 3 meetings in 2009. During 2009, each of our directors attended at least 75% of the aggregate of (i) all of the meetings of the board and (ii) all of the meetings of all committees of the board on which such director served.
Committees of the Board
Audit Committee. The board has appointed a standing audit committee, currently consisting of Peter R. Terreri, as chairman, and Robert L. Burr, Michael Markbreiter and Oh Kim Sun. The board has determined that each member of the audit committee is independent, as defined in the applicable NASDAQ listing standards. In addition, the board has determined that Mr. Terreri qualifies as an “audit committee financial expert” as defined under Item 407 of Regulation S-K promulgated by the SEC. Oh Kim Sun has decided not to stand for re-election at the annual meeting.
The audit committee is governed by a written charter approved by the board, which is posted on our Web site (www.impaxlabs.com) and accessible via the “Investor Relations” page. The principal purpose of the audit committee is to oversee our accounting and financial reporting processes and the audit of our financial statements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of the firm selected to be engaged as our independent registered public accounting firm, and pre-approves the engagement of the independent registered public accounting firm for all non-audit activities permitted under the Sarbanes-Oxley Act of 2002. In addition, the audit committee establishes procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
Compensation Committee. The board has appointed a standing compensation committee consisting of Robert L. Burr, as chairman, and Leslie Z. Benet, Ph.D. and Nigel Ten Fleming, Ph.D. The board has determined that each member of the compensation committee is independent, as defined in the applicable NASDAQ listing standards.
The board has adopted a written compensation committee charter, which is posted on our Web site (www.impaxlabs.com) and accessible via the “Investor Relations” page. The principal duties of the compensation committee are to formulate, evaluate and recommend the compensation of our executive officers and directors to the board and the oversight of all compensation programs involving the issuance of our stock and other equity securities. Our Chief Executive Officer makes recommendations concerning executive compensation, other than his own compensation, to the compensation committee.
The committee uses the consulting services of Radford Surveys + Consulting, a business unit of Aon Consulting, Inc., which is a subsidiary of Aon Corporation, referred to as “Radford,” as its outside compensation consultant in evaluating executive compensation.
In connection with our process of entering into employment agreements with named executive officers in 2009, the compensation committee also retained Pearl Meyer and Partners, an executive compensation consulting firm which advised the committee as to the reasonableness of the proposed terms in light of employment arrangements for comparable executives employed by other publicly held companies.

Radford as Compensation Committee Consultant. The compensation committee has retained Radford as its outside compensation consultant as a result of a competitive bidding process conducted by management on behalf of the compensation committee. Management did not specifically recommend Radford. Radford regularly meets with the compensation committee and provides advice regarding the design and implementation of our executive compensation program as well as our director compensation program. In particular, upon compensation committee’s request, Radford:
•	reviews and makes recommendations regarding executive and director compensation (including amounts and forms of compensation);

•	provides market data and performs benchmarking;

•	advises the compensation committee as to best practices; and

•	assists in the preparation of our compensation-related disclosure included in this proxy statement.
In providing services to the compensation committee, with the compensation committee’s knowledge, Radford may contact our management from to time to time to obtain data and other information about us and to work together in the development of proposals and alternatives for the compensation committee to review and consider.
In addition, in fiscal 2009, (i) Aon Consulting, Inc., an affiliate of Radford, provided services as an insurance broker for our medical insurance and employee benefits insurance, and (ii) Aon Risk Services, an affiliate of Radford, provided services as an insurance broker for our products liability insurance and directors and officers insurance.
The compensation committee regularly evaluates the nature and scope of the services provided by Radford. The compensation committee approved the fiscal 2009 executive and director compensation consulting services described above. Although the compensation committee was aware of the other services performed by Aon Consulting and Aon Risk Services, the compensation committee did not review such other services as those services were reviewed and approved by management in the ordinary course of business.
In order to ensure that Radford is independent, Radford is only engaged by, takes direction from, and reports to, the compensation committee and, accordingly, only the compensation committee has the right to terminate or replace Radford at any time. Further, Radford maintains certain internal controls within Aon which include, among other things:
•	Radford is managed separately within Aon Corporation and performance is measured solely on the Radford business;

•	No commissions or cross revenue is provided to Aon Corporation in the event that Aon Corporation introduces Radford to an account, and no Aon Corporation staff member is paid commissions or incentives for Radford services;

•	Radford is not rewarded for selling Aon Corporation services nor is Radford required to cross-sell services;

•	Radford maintains its own account management structure, contact database and IT network and its survey data is on a separate IT platform from Aon Corporation; and

•	No member of Radford’s team is involved in, or sits on, any Aon Corporation committee for purposes of selling Aon Corporation services.
Nominating Committee. The board has appointed a standing nominating committee currently consisting of Nigel Ten Fleming, Ph.D., as chairman, and Leslie Z. Benet, Ph.D. and Robert L. Burr. The board has determined that each member of the nominating committee is independent, as defined in the applicable NASDAQ listing standards.

The nominating committee is governed by a written charter approved by the board, which is posted on our Web site (www.impaxlabs.com) and accessible via the “Investor Relations” page. The principal purposes of the nominating committee are to develop and recommend to the board certain corporate governance policies, establish criteria for selecting new directors and identify, screen and recruit new directors. The nominating committee is also responsible for selecting and recommending individuals to serve as members of the board and recommending directors for committee membership to the board.
The information on the Web site listed above is not, and should not be, considered part of this proxy statement and is not incorporated by reference in this document. The Web site is, and is intended only to be, an inactive textual reference.
Qualifications of Director Nominees
The nominating committee has not established specific education or years of business experience requirements for potential director nominees, but in general, expects that qualified nominees will possess a proven record of business acumen, success and leadership, including experience or expertise in one or more of the following areas: business, financial or accounting matters generally, the pharmaceutical industry, technical matters generally and the specific technologies we use and develop. In addition, potential director nominees will be evaluated by reference to requirements relating to the board and committee composition under the law and applicable NASDAQ listing standards.
Our bylaws provide that each director must be at least 21 years of age and that each director or nominee for election as our director must deliver to our Corporate Secretary a completed written questionnaire with respect to his or her background and qualifications and also agree, among other matters, that he or she is not and will not become party to any agreement with a third party concerning how he or she will act or vote on any issue or question, any similar agreement that could limit or interfere with the ability to comply with his or her duties as a director, or any undisclosed agreement providing for any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director.
Director Nominee Selection Process and Diversity Policy
In the case of an incumbent director whose term of office expires, the nominating committee reviews such director’s service during the past term, including the number of board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the qualifications for a director, including the director’s independence, as well as any special qualifications required for membership on any committees on which such director serves.
In the case of a new director candidate, the selection process for director candidates includes the following steps:
•	identification of director candidates by the nominating committee based upon suggestions from current directors and executives and recommendations received from stockholders, and possible engagement of a director-search firm;

•	interviews of candidates by the nominating committee;

•	reports to the board by the nominating committee on the selection process;

•	recommendations by the nominating committee; and

•	formal nominations by the board for inclusion in the slate of directors at the annual meeting.

The nominating committee does not have a formal policy with respect to diversity; however, the board and the nominating committee believe that it is essential that the board members represent diverse viewpoints. The nominating committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The nominating committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.
Procedures for Submitting Director Nominations by Stockholders
A director nominee nominated by our stockholder is eligible for election as our director at any stockholders’ meeting only if such person is nominated in accordance with the procedures set forth in our amended and restated bylaws. Set forth below is a brief summary of such procedures provided in our amended and restated bylaws. This summary is not intended to be complete and is qualified in its entirety by reference to the detailed provisions of our amended and restated bylaws.
Our stockholder can submit nominations of persons to be elected as our directors at a stockholders’ meeting, provided such stockholder:
•	is a stockholder of record (i) on the date of the giving of the notice provided for in our amended and restated bylaws, (ii) on the record date for the determination of the stockholders entitled to vote at such meeting of stockholders, and (iii) at the time of such meeting of stockholders;

•	is entitled to vote at the meeting of stockholders; and

•	submits a written notice of nomination of persons for election to our board at a meeting of stockholders and complies with other specific notice procedures set forth in our amended and restated bylaws as to such nominations, including, but not limited to, the procedures regarding such notice’s timeliness and required form.
Stockholder’s Notice of Nomination
A stockholder’s written notice of nomination of persons for election to the board at an annual meeting should be submitted to our Corporate Secretary at our principal executive offices, at 30831 Huntwood Avenue, Hayward, California 94544.
Each stockholder’s notice of nomination must set forth the following information with respect to each person whom the stockholder proposes to nominate for election or reelection as a director:
•	the name, age, business address and residence address of such person;

•	the principal occupation and employment of such person;

•	the class and series and number of shares of each class and series of our capital stock owned beneficially or of record by such person, which information must be supplemented not later than 10 calendar days after the record date for the meeting to disclose such ownership as of the record date;

•	such person’s executed written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•	all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitation of proxies for the election of directors in a contested election pursuant to the Exchange Act and applicable rules and regulations;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such person being nominated, on the one hand, and the stockholder and any stockholder associated person which means a person (i) controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of our securities owned of record or beneficially by such stockholder, and (iii) any person controlling, controlled by or under common control with such stockholder associated person, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K of the Exchange Act if the stockholder making the nomination and any stockholder associated person were the “registrant” for purposes of such rule and the person being nominated were a director or executive officer of such registrant; and

•	the questionnaire and director agreement required under our amended and restated bylaws.
In addition, each stockholder’s notice of nomination must set forth the following information with respect to the stockholder giving the notice:
•	the name and record address of such stockholder, as they appear on our stock ledger,

•	the name and address of any stockholder associated person;

•	the class and series and number of shares of each class and series of our capital stock, which are, directly or indirectly, owned beneficially and/or of record by such stockholder or any stockholder associated person, documentary evidence of such record or beneficial ownership, and the date or dates such shares were acquired and the investment intent at the time such shares were acquired;

•	any derivative instrument directly or indirectly owned beneficially by such stockholder or any stockholder associated person and any other direct or indirect right held by such stockholder or any stockholder associated person to profit from, or share in any profit derived from, any increase or decrease in the value of our shares;

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any stockholder associated person has a right to vote our shares;

•	any short interest indirectly or directly held by such stockholder or any stockholder associated person in any security issued by us;

•	any rights to dividends on our shares owned beneficially by such stockholder or any stockholder associated person that are separated or separable from our underlying shares;

•	any proportionate interest in our shares or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any stockholder associated person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

•	any performance-related fees (other than an asset-based fee) that such stockholder or any stockholder associated person is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or any stockholder associated person’s immediate family sharing the same household, which information must be supplemented by such stockholder and any stockholder associated person not later than 10 calendar days after the record date for the meeting to disclose such ownership as of the record date;

•	a description of all arrangements or understandings between such stockholder or any stockholder associated person and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by such stockholder;

•	any material interest of such stockholder or any stockholder associated person in the election of such proposed nominee, individually or in the aggregate, including any anticipated benefit to the stockholder or any stockholder associated person therefrom;

•	a representation that such stockholder is a holder of record of our stock entitled to vote at such meeting and that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in its notice;

•	a representation from the stockholder as to whether the stockholder or any stockholder associated person intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the person proposed as a nominee and/or (ii) otherwise to solicit proxies from stockholders in support of the election of such person;

•	whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or such stockholder associated person with respect to any shares of our capital stock, without regard to whether such transaction is required to be reported on a Schedule 13D or other form in accordance with the Exchange Act and the applicable rules and regulations; and

•	any other information relating to such stockholder and any stockholder associated person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with solicitations of proxies for the election of directors in a contested election pursuant to the Exchange Act and the applicable rules and regulations.
In addition to the information required above, we may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
Deadline for Submitting Stockholder’s Notice of Nomination
To be considered timely, a stockholder’s notice of nomination must be delivered to, or mailed and received by, our Corporate Secretary, not earlier than the close of business on the 120th calendar day, and not later than the close of business on the 90th calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting. If we did not hold an annual meeting in the previous year or we call the annual meeting for a date that is more than 30 calendar days earlier or more than 60 calendar days later than such anniversary date, the timely notice by the stockholder must be so delivered or received not earlier than the close of business on the 120th calendar day prior to the date of such annual meeting and not later than the close of business on the later of the 90th calendar day prior to the date of such annual meeting, or, if the first public disclosure of the date of such annual meeting is less than 100 calendar days prior to the date of such annual meeting, the 10th calendar day following the day on which we make first public disclosure of the date of such annual meeting.
However, if the number of directors to be elected to the board at an annual meeting is increased and we did not provide any public disclosure, naming all of the nominees for directors or specifying the size of the increased board, at least 90 calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to, or mailed and received by, our Corporate Secretary at our principal executive offices not later than the close of business on the 10th calendar day following the day on which we first make such public disclosure.

In case of a special meeting of stockholders, the proper form of a stockholder’s notice of nomination must be delivered to our Corporate Secretary not earlier than the close of business on the 120th calendar day prior to the date of such special meeting and not later than the close of business on the later of the 90th calendar day prior to the date of such special meeting or, if our first pubic disclosure of the date of such special meeting is less than 100 days prior to the date of such special meeting, not later than the 10th calendar day following the day on which we first make public disclosure of the date of the special meeting and of the nominees proposed by the board to be elected at such meeting.
Stockholder Nominee Recommendation Policy
The nominating committee will consider recommendations received from stockholders of potential director nominees in a manner consistent with the nominating committee’s charter and its consideration of potential director nominees generally. The ultimate decision of whether to nominate a potential director nominee remains solely within the discretion of the board.
Any stockholder recommendation of a potential director nominee proposed for consideration by the nominating committee should include the potential director nominee’s name and qualifications for board membership and should be addressed to:
Corporate Secretary
Impax Laboratories, Inc.
30831 Huntwood Avenue
Hayward, California 94544
All stockholder recommendations of potential director nominees which are intended to be considered by the nominating committee in any year must be received at least 120 days prior to the date on which we first mailed our proxy material for the prior year’s annual meeting in order, upon a determination by the nominating committee to recommend such potential director nominee, for such nominee to be included in the proxy statement and the form of proxy relating to the annual meeting. The deadline for submitting recommendations of potential director nominees for the 2011 annual meeting is December 15, 2010.
Communication with the Board
Stockholders may communicate with the board or individual members of the board, including the respective chairs of the board’s nominating committee, compensation committee and audit committee, by sending correspondence to the following address: Corporate Secretary, Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California 94544. We will periodically forward all correspondence received to the board or to the individual member of the board to whom the correspondence is addressed.
Attendance at Annual Meeting
The board has adopted a policy that all of our directors should attend the annual meeting, absent exceptional cause. In 2009, each of the seven members of the board attended the annual meeting.

Director Compensation for Year Ended December 31, 2009
The following table sets forth information regarding the compensation of our non-employee directors during the year ended December 31, 2009.

	Fees Earned or
	Paid in Cash	Stock	Option	Total
Name	($)(1)	Awards(2)(3)	Awards(2)(4)	($)(2)

Leslie Z. Benet, Ph.D.	50,250	—	281,213	331,463

Robert L. Burr	85,500	78,600	168,728	332,828

Nigel Ten Fleming, Ph.D.	53,250	78,600	168,728	300,578

Michael Markbreiter	51,750	78,600	168,728	299,078

Oh Kim Sun	51,750	78,600	168,728	299,078

Peter R. Terreri	61,750	78,600	168,728	309,078

(1)	Prior to March 1, 2009, each non employee director received a $25,000 annual retainer fee and a $2,000 fee for each board meeting attended. Mr. Terreri also received a $10,000 fee payable to him in his capacity as the Chairman of the audit committee of the board. On March 1, 2009, the board approved a new compensation program for directors. See “— Narrative Disclosure to Director Compensation Table” below for a description of the new director compensation program.

(2)	Represents the aggregate grant date fair value of stock or option awards, as applicable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “ASC Topic 718,” based on assumptions set forth in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2010 and without giving effect to the estimate of forfeitures related to service-based vesting conditions.

(3)	At December 31, 2009, each of Messrs. Burr, Fleming, Markbreiter, Oh and Terreri held 12,000 shares of restricted common stock under 2002 plan.

(4)	At December 31, 2009, options to purchase, in the aggregate, 102,000, 62,000, 68,000, 52,500, 69,500 and 82,000 shares of our common stock were outstanding for Dr. Benet, Mr. Burr, Dr. Fleming, Mr. Markbreiter, Mr. Oh and Mr. Terreri, respectively, under Impax Laboratories, Inc. 1999 Equity Incentive Plan, referred to as the “1999 plan,” and 2002 plan.
Narrative Disclosure to Director Compensation Table
Members of the board who are our employees do not receive any compensation for their services as our directors. Prior to March 1, 2009, each of our non-employee directors received an annual retainer of $25,000, payable in quarterly installments, and a $2,000 fee for each regularly scheduled board meeting that such director attended. In addition to the foregoing, we paid a retainer of $10,000, payable in quarterly installments, to Mr. Terreri, Chairman of the audit committee.
On March 1, 2009, the board adopted a new compensation program for directors, pursuant to which each of our non-employee directors receives an annual retainer of $30,000, payable in quarterly installments, a $2,000 fee for each board meeting attended, and a $1,500 fee for each committee meeting attended. In addition, we pay, in quarterly installments, a $30,000 retainer to our Chairman of the board and a $10,000, $5,000 and $4,000 retainer to our chairmen of the audit, compensation and nominating committees, respectively. Our non-employee directors were reimbursed for out-of-pocket expenses incurred in attending board and committee meetings.
On May 20, 2009, we made annual and special grants of stock options, at the exercise price of $6.55 per share, and restricted stock to our non-employee directors. Under the annual grant, we awarded (i) options to purchase 20,000 shares of common stock to Dr. Benet and 10,000 shares of common stock to each of the remaining non-employee directors; and (ii) 4,000 shares of restricted stock to each of our non-employee directors (excluding Dr. Benet). Pursuant to the special grant, we awarded (i) stock options to purchase 55,000 shares of common stock to Dr. Benet and 35,000 shares of common stock to each of our remaining non-employee directors; and (ii) 8,000 shares of restricted stock to each of our non-employee directors (excluding Dr. Benet) in recognition of the directors contributions during the period when we did not grant any equity awards to directors while we were working to regain compliance with our public reporting requirements. Stock options and restricted stock vest in three equal annual installments beginning on May 20, 2010.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION AS DIRECTORS OF THE SEVEN NOMINEES NAMED IN THE PROXY STATEMENT.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion provides an analysis of our compensation program for the executive officers named in the Summary Compensation Table beginning on page 32 and discusses the material factors involved in our decisions regarding the compensation of the following named executive officers:
•	Larry Hsu, Ph.D, our President and Chief Executive Officer;

•	Arthur A. Koch, Jr., our Senior Vice President, Finance and Chief Financial Officer;

•	Christopher Mengler, R.Ph., President of Global Pharmaceuticals, our generic-products division;

•	Michael J. Nestor, President of Impax Pharmaceuticals, our branded-products division; and

•	Charles V. Hildenbrand, our Senior Vice President, Operations.
The following discussion cross-references those specific tabular and narrative disclosures that appear following this subsection where appropriate. You should read this Compensation Discussion and Analysis in conjunction with such tabular and narrative disclosures.
2009 Performance Summary
Our overall compensation goal is to reward our executive officers in a manner that supports our pay-for-performance philosophy while maintaining an overall level of compensation that we believe is reasonable and competitive. Our performance during the year ended December 31, 2009 was very strong and, in our compensation decision-making process described below, we took this performance into consideration.
Our total revenue increased to $358 million, up $148 million or 71% over the prior year period, and our gross profit was $188 million, a substantial increase over the $118 million in 2008. Our gross profit margin for 2009 was 52%, exceeding our full year outlook of gross profit margin of about 50%. Total operating expenses in 2009 increased only 3% as expense control remained a critical management objective.
Our strong revenue growth resulted in full year 2009 net income increasing 213% or $34 million to $50 million, with net income per diluted share increasing $0.56, from $0.26 in 2008 to $0.82 in 2009.
For 2009 we were also free cash flow positive before changes in certain working capital assets and liabilities. This represented a significant improvement over our 2009 outlook of cash flow positive from operations before changes in certain working capital assets and liabilities.
Finally, during 2009 we strengthened our balance sheet by increasing our liquid assets and retiring all of our outstanding debt. As of December 31, 2009, we had more than $90 million in cash and short-term investments and $186 million in accounts receivable as a result of our substantially higher product sales.

Compensation Philosophy and Objectives
At its core, our executive compensation program recognizes that our success is dependent upon our ability to attract, motivate and retain the highly talented individuals we need to achieve our business results. The program reflects the following key principles:
•	To attract, motivate and retain the best talent we can obtain, our compensation should be competitive. We strongly believe that our future success rests with our people, including our executive officers. To be successful, we must be able to attract, motivate and retain quality executive officers. As compensation is a key tool to achieve this objective, one facet of our compensation program is to provide our named executive officers pay amounts and components that are competitive with those of other companies in our industry.

•	Our compensation program should encourage and reward positive performance. Our executive compensation program is designed to promote and reward positive performance. In doing so, we consider both the overall performance of our business as well as the individual performance of each named executive officer. Positive performance on the part of our company and management will permit our named executive officers to be eligible to receive incentive compensation. On the other hand, when our business is facing financial or other challenges or an individual executive does not meet stated objectives, this incentive compensation may be appropriately reduced or eliminated.

•	We seek to align the interests of our named executive officers and stockholders. We believe that equity compensation is an excellent way to encourage our executive officers to act in the best interests of our stockholders. We provide our named executive officers with equity awards as part of their overall compensation to encourage equity ownership and to align their interests with those of our stockholders.

•	Compensation should encourage teamwork and executive cohesion. While individual performance is carefully reviewed and considered, we have also maintained a philosophy of similar compensation for officers who are at similar executive levels. We believe that following such a plan of pay equity fosters teamwork and cohesion and discourages internal comparison of compensation packages among executives.

•	Our compensation program should balance our short- and long-term financial and operational goals. We generally strive to achieve a balance between achievement of both short- and long-term goals through the use of both salary and annual cash incentives and equity-based incentives. Our management incentive program primarily rewards short-term performance by paying out base salary and annual cash incentive awards based on performance over a period of one year. Equity-based awards are generally designed to reward long-term financial performance.
We believe that the mix and design of the elements of our executive compensation discussed in this proxy statement do not encourage management to assume excessive risks. See “— Risk Assessment in Compensation Policies and Practices for Employees.”
Our Compensation Decision-Making Process
Role of Chief Executive Officer and Compensation Committee
In general, as to most items of compensation, the chief executive officer annually evaluates each named executive officer, other than himself, and recommends to the compensation committee each component of compensation for all of those named executive officers. Compensation that is generally not covered by the chief executive officer’s evaluation includes benefits and other compensation mandated or determined by reference to an existing employment or similar agreement or benefits and other programs generally available to all of our employees.
As to the compensation of our chief executive officer, the compensation committee discusses and creates a proposal as to the amount of and any changes to his compensation. The committee also evaluates the chief executive officer’s proposals as to the compensation of our other named executive officers. The compensation committee then submits its recommendations regarding the compensation of all of our named executive officers to the board for final approval.
Generally, as part of its process of setting and approving the executive annual compensation, the compensation committee and the board, as applicable, review gains realized from prior compensation or compensation to be received upon a future termination of employment or a change in control. Severance and change-in-control compensation is intended to maximize stockholder value and assure continuity of leadership by allowing executives to perform their duties without regard to any concerns that they may have regarding their continued employment.

Role of Compensation Consultants
In 2009, as in 2008 and 2007, we retained the consulting services of Radford to assist in the evaluation of our compensation program for our named executive officers. Radford was engaged by, and reports directly to, the compensation committee, and the compensation committee has the general authority to retain and dismiss the compensation consultants.
Review of Executive Compensation
In 2008, the compensation committee, with the assistance of Radford, conducted a comprehensive review of our executive compensation to ensure that we are paying our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to our operations and provide incentives to achieve our business objectives.
Radford’s review took into account the fact that, since 2005, the level of our executive compensation was closer to the 25th than the 50th percentile of Radford compensation survey data, described below in “— Benchmarking Executive Compensation.” Such level was maintained throughout the period we were unable to file our periodic reports with the SEC and our audits for 2004, 2005, 2006 and 2007 remained open. The board made this decision to avoid even the appearance of any conflict between management and stockholder objectives even though the level of compensation was becoming increasingly less competitive with the executive compensation of our peers.
Following resolution of the issues described above, an in-depth examination of Radford’s survey led the compensation committee to conclude that the total compensation for our executive officers required adjustment to bring our compensation to a level competitive with that of other companies in our peer group and to make our compensation internally equitable for officers at similar levels of responsibility. Once the audits were completed and we reregistered our common stock with the SEC, and in recognition of our business and financial achievements, our compensation committee and the board, with the assistance of Radford:
•	developed a new compensation philosophy that targets executive compensation at the 50th percentile for salary, cash incentive awards and equity awards; and

•	recognized extraordinary past performance of our executive officers in the context of executive compensation that has been below the market 50th percentile.
In 2009, Radford reevaluated our executive compensation and recommended that the compensation of our executive officers continued to be targeted at the 50th percentile of Radford compensation survey data for salary, cash incentive awards and equity awards.

Benchmarking Executive Compensation
With the assistance of Radford, the compensation committee established the following peer group of life sciences companies:
•	Abraxis Bioscience, Inc.

•	Alpharma Inc.

•	Chattem, Inc.

•	Caraco Pharmaceutical Laboratories, Ltd.

•	Endo Pharmaceuticals Holdings, Inc.

•	K-V Pharmaceutical Company

•	Lannett Company, Inc.

•	The Medicines Company

•	Medicis Pharmaceutical Corporation

•	Obagi Medical Products, Inc.

•	Par Pharmaceutical Companies, Inc.

•	Hi-Tech Pharmacal Co., Inc.

•	Salix Pharmaceuticals, Ltd.
Such companies were selected based on: (i) similarity of business model to our business model; (ii) comparability to our company based on size, as measured by financial characteristics and number of employees; (iii) stage of product development; and (iv) financial performance.
Radford provided us with information regarding compensation practices, including both cash and equity compensation, of companies comprising our peer group and published survey data using the 2008 Radford Global Life Sciences Executive Total Direct Compensation Survey. We believe that such information constituted appropriate guidelines for our compensation committee to compare proposed pay levels for our named executive officers with those of other companies in the life sciences industry. The purpose of using these data was to assist the decision makers in assessing whether the proposed executive compensation was competitive. The decision makers considered these data only as a guidepost to their evaluation of proposed compensation amounts, and there was no mandate that any actual compensation paid must fall within any set range. Our compensation committee and the board believe that using the Radford data in this manner is useful in establishing an appropriate and competitive compensation structure.
Our compensation committee and the board review this process each year and in future years may determine to measure executive compensation by reference to data of companies in a different percentile range if our performance criteria or results, as viewed by reference to our yearly budget, change significantly, or they may choose to implement a different process altogether. The compensation committee will review the composition of the peer group annually to ensure that companies comprising the peer group are relevant for comparative purposes.
Components of Our Executive Compensation Program
Overview of Elements of Compensation
Total compensation for our named executive officers is comprised of the following elements:
•	base salary;

•	cash incentive awards;

•	options and other equity-based awards;

•	non-qualified deferred compensation plan contributions;

•	401(k) retirement plan contributions;

•	post-employment and change-in-control benefits, including severance protection; and

•	other benefits and perquisites.

With respect to each of these elements, we provide the following discussion and analysis: (i) a description of the element; (ii) the objectives of each element; (iii) the specific performance that each element is designed to reward, if any; (iv) why we choose to pay each element; (v) how we determine the amount of each element; and (vi) how each element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding those elements.
Base Salary
Base salary is paid to all employees, including our named executive officers, to provide them with a degree of financial certainty and a source of fixed compensation to meet their day-to-day living and other needs. We believe that our base salaries should be set competitively with other companies in our peer group and in the life sciences industry group in general so that they may serve to attract and retain talented executives.
We generally set an initial base salary range for a particular executive level (for example, all officers with the title of Senior Vice President or President of a division) and then apply that range to all executives at that level. In establishing these base salary ranges, we consider:
•	the experience, education and skills required and value of the position to us and our operations;

•	the particular needs of our company for an executive at the level being considered;

•	our desire to promote a cohesive management team among executives of that level by establishing internal pay equity; and

•	salaries for executives in similar positions in other companies in our peer group, as reflected in the Radford compensation survey data, applying the procedure described above in “— Our Compensation Decision-Making Process.”
Once the base salary range is established for a particular executive level, we then determine the amount of salary that a specific executive officer will receive. For new hires or promotions to a particular executive level, we consider:
•	the individual experience, education and skills of the particular executive;

•	for promotion candidates, the executive’s prior performance and length of service with us and the salaries of any other executives at that level; and

•	other special circumstances applicable to the particular executive.
We believe that generally the 2009 base salary levels we set for our named executive officers represented competitive compensation for an executive who:
•	is fully experienced and educated as required by the position;

•	is a strong performer and strong leader who makes solid contributions; and

•	possesses a full skill set for his or her position and applies those skills successfully.

Our compensation committee proposes salary adjustments for our chief executive officer. As for our other named executive officers, base salary adjustments are evaluated and proposed by the chief executive officer, whose proposals are reviewed by the compensation committee. In an effort to maintain pay equity, the chief executive officer generally developed 2009 base salary increases for other named executive officers consistently among executives serving in similar capacities and with similar levels of responsibility.
Based upon information available when Mr. Mengler was hired in January 2009, the salary of $445,000 that we agreed to pay him fell in the 50th percentile of the Radford data. In February 2009, we increased Dr. Hsu’s and Messrs. Koch’s, Nestor’s and Hildenbrand’s respective base salaries to $596,250, $400,000, $445,000 and $340,000 in order to bring their compensation to the 50th percentile of the Radford data to be competitive with the executive compensation of the companies in our peer group. See “— Our Compensation Decision-Making Process — Review of Executive Compensation.”
The amount of a named executive officer’s base salary may also serve as a reference point for determining the amount of his other compensation elements. For example, in 2009, the range of the potential annual cash incentive awards for each executive was derived from a percentage of the executive’s base salary.
Cash Incentive Awards
Through annual cash incentive awards, we provide our named executive officers with an increased cash compensation opportunity and based on achievement of annual corporate and individual goals. We believe that a meaningful amount of executive compensation should be variable and contingent on individual and corporate performance. Establishing executive compensation that is rewarded upon the achievement of these performance-based criteria, discussed in more detail below, supports our goal of providing incentives to our executives who dedicate their full efforts toward achieving our performance objectives, which in turn makes our business successful and contributes to increases in stockholder value in the short-term. Generally, our named executive officers who have been in their position during the year are eligible to receive these cash incentive awards.
Annual cash incentive awards are generally calculated as a percentage of base salary based upon corporate and individual performance goals that must be achieved to earn the award. In an effort to maintain pay parity, executives at the same job level and with similar degrees of responsibility will generally be assigned the same percentage of base salary.
During the first quarter of 2009, the board and the compensation committee established individual goals for the chief executive officer and corporate or company wide goals for all named executive officers, and the chief executive officer developed individual performance goals for each other named executive officer. Individual goals were customized for the applicable executive and reflected the responsibilities and duties that we believe the executive should fulfill in connection with his particular position. Corporate goals reflected company performance as a whole and included criteria based on our achievement of particular performance targets, such as revenue and net income. The establishment of individual and corporate goals in 2009 was tied to and consistent with our compensation philosophy, as described above in “— Base Salary.”
In order to further align the stockholders’ and executive officers’ interests, in 2009, we emphasized the achievement of corporate goals rather than individual goals. We believed it was important to provide short-term, cash rewards to our named executive officers, which were tied mostly to the company performance. For example, achievement of corporate goals constitutes 95% of Dr. Hsu’s possible cash incentive compensation and 85% of the possible cash incentive compensation for other named executive officers. Individual goals comprised 5% of Dr. Hsu’s possible cash incentive compensation and 15% of the possible cash incentive compensation for our other named executive officers. Used this way, our cash compensation program in 2009 rewarded the demonstration of the types of performance and presence of executive skill sets that in our experience are directly attributable to our growth and an increase in value to our stockholders.
For 2009, our corporate performance goals were comprised of the following: (i) an internal revenue target based on revenues adjusted for certain deferrals under Staff Accounting Bulletin No. 104 and (ii) an internal profit target based on the metric calculated by deducting our expenses determined in accordance with U.S. Generally Accepted Accounting Principles, referred to as “GAAP,” from the internal revenues described in (i) above. Because we defer a substantial portion of the revenue realized under our alliance agreements, we do not believe our results determined in accordance with GAAP provide as accurate a measure of our executives’ annual contribution to corporate performance as non-GAAP financial measures that reflect the flows of the products subject to these agreements to drug wholesalers and other ultimate customers as reported to us by our marketing partners.

The 2009 corporate performance goals were recommended by our chief executive officer and set by the compensation committee based on their assessment of current and anticipated market and other conditions affecting our business and the goals. In the view of the compensation committee, payout on these performance goals in 2009 required substantial achievement by each named executive officer. Because our 2009 revenue-based and profit-based performance goals ultimately exceeded the targets, all named executive officers received a cash incentive award payout based upon such performance. The use of identical performance goals tied to substantive increases in the revenue- and profit-based criteria for all of our named executive officers supports our stated compensation philosophies of rewarding named executive officers for positive performance, aligning the interests of our executives with those of our stockholders and maintaining executive cohesion and teamwork through the implementation of similar pay structures for our executives.
The individual performance goals used to determine cash incentive compensation in 2009 for the named executive officers who participated in the cash incentive program were as follows:

Executive Officer		General Description of Performance Goals
Larry Hsu	•	Adjust and implement our long-range plan for the generics business, achieve targeted ANDA filings and product or technology in-licensing and begin to implement our mergers and acquisition strategy;

	•	Adjust and implement the long-range plan for brand business, achieve targeted product development milestones and begin to implement our mergers and acquisition strategy; and

	•	Achieve acceptable litigation settlements, customer-service targets, and successful regulatory inspections and meet milestones for new Taiwan facility.

Arthur A. Koch, Jr.	•	Assist with the development of adjustments to, and the implementation of, our long-range plans and achieve budgeted expense targets;

	•	Ensure our shares are re-listed on the NASDAQ;

	•	Enhance information technology capabilities; and

	•	Provide timely budget variation reports at operating department level.

Christopher Mengler	•	Assist with development of adjustments to, and the implementation of, our long-range plans and achieve budgeted expense targets;

	•	Achieve target ANDA submissions;

	•	Plan for the launch of new products upon FDA approval and achieve target net revenue and gross margin forecasts; and

	•	Build generics division merger and acquisition activities.

Michael Nestor	•	Assist with the development of adjustments to, and the implementation of, our long-range plans and achieve budgeted expense targets;

	•	Achieve targets as to patient enrollment in the Phase III clinical protocol;

	•	Initiate feasibility studies for new products;

	•	Build brand division merger and acquisitions activities; and

	•	Achieve co-promotion revenue and margin goals.

Charles Hildenbrand	•	Assist with the development of adjustments to, and the implementation of, our long-range plans and achieve budgeted expense targets;

	•	Achieve timely customer shipment and product backorder targets;

	•	Achieve specified product quality targets; and

	•	Pass all regulatory and customer inspections.

All performance goals are disclosed to and discussed with each executive at the beginning of the year. An executive must be actively employed by us on the payment date to receive an annual cash incentive award. Each set of performance goals counts for a portion of the total potential bonus that may be received, and items constituting individual performance goals are individually weighted. The portion of the bonus based on overall corporate performance is earned in full if the goals are met. Payouts of cash incentive awards are determined in part by the compensation committee’s or chief executive officer’s determination (in case of executive officers other than the chief executive officers) as to whether such goals were achieved in whole or in part.
The compensation committee evaluates and recommends to the board, and the board establishes, targets consisting of percentages of base salaries for our executive officers’ cash incentive compensation as part of the yearly compensation process. Upon the compensation committee’s recommendation, the board generally sets such ranges of percentages of base salaries based on the same factors that the board reviews to set base salary ranges for our named executive officers. See “— Base Salary.”
The range of percentage targets for 2009 annual cash incentive awards and actual bonuses paid in 2010 for 2009 performance (presented both as a cash payment and as a percentage of 2009 base salary established in February 2009) for each named executive officer are presented in the following table:

		Maximum
		Target for
	Annual Cash	Annual Cash		Actual Award
	Incentive	Incentive		as Percentage of
	Award Target	Award	Actual Award	Salary
Name	(%)	(%)	($)	(%)
Larry Hsu, Ph.D.	80	120	715,500	120
Arthur A. Koch, Jr.	60	90	353,600	88
Christopher Mengler	60	90	389,497	88
Michael J. Nestor	60	90	389,375	88
Charles V. Hildenbrand	60	90	293,080	86
Once set, the compensation committee has the discretion to pay at above or below the percentage targets set forth in the column “Annual Cash Incentive Award Target” in the table above depending on our overall financial and operational performance and the executive officers’ individual performance. The percentage targets in the column “Maximum Target for Annual Cash Incentive Award” represent maximum percentages of executives’ respective 2009 base salaries that we can award for superior performance. The actual cash incentive awards granted by the compensation committee for 2009 performance of our named executive officers were within the range of annual award target percentages for our named executive officers described above. See “— Grants of Plan-Based Awards During Year Ended December 31, 2009” for the amounts related to the potential annual cash incentive awards for 2009 performance.
In addition, pursuant to Mr. Mengler’s offer of employment letter, he is entitled to receive a one-time hiring bonus of $75,000 (less applicable taxes) which is payable in two installments: $37,500 after 30 days of employment at Impax and $37,500 on the first payroll date following his one-year anniversary of employment with us. We included this special hiring bonus in Mr. Mengler’s compensation package because we believed that Mr. Mengler would be a valuable asset to our company, and we recognized that there was significant competition in our industry for employees with Mr. Mengler’s experience.

Equity Awards
Annual Equity Awards
We maintain our 2002 plan for the purpose of granting stock options and other equity-based awards, such as stock appreciation rights (commonly known as SARs) and stock bonus awards (also known as restricted stock awards), to our employees, including our named executive officers. Option awards produce value to our named executive officers only if the price of our stock appreciates, and then only to the extent of the excess of our stock price over the exercise price of the option. Our stock options are granted with an exercise price equal to the fair market value on the date of grant to avoid providing any immediate benefit to the named executive officer upon grant.
Option and restricted stock awards link the interests of our executives to our stockholders. Because they generally vest incrementally over time, equity awards create an incentive for named executive officers to continue their employment with us for extended periods after the initial grant.
We have established procedures for granting equity awards to all of our eligible employees, including our named executive officers. Each year we establish a stock option or stock bonus award amount, referred to as the “equity compensation award,” for each level of responsibility within our organization, subject to approval by the compensation committee. In arriving at the option or stock component of the equity compensation award, we use a number of factors, including the grant date fair value of the award and the percentage of total shares outstanding that each award would represent.
The board or compensation committee, however, retains discretion, in appropriate circumstances, to provide a different amount of equity awards for both the new hire and/or promotion and the annual grants. We might, for example, increase the number of options above the specified amount if needed to retain an executive who would, upon leaving his current position, be required to forfeit a substantial unvested option or restricted stock position. We have not, and in the future do not intend to, time the award of any equity-based compensation to coincide with the release of favorable or unfavorable information about us.
Our equity awards to named executive officers are issued as long-term compensation that generally vest over a period of four years. This is consistent with our philosophy of linking the financial interests of our named executive officers to those of our stockholders. The long-term compensation balances the short-term compensation paid in the form of base salary and annual incentive awards.
For all of our equity awards, we establish the amount to be awarded to each of our named executive officers based upon the level of each position. As part of our goal of maintaining pay parity wherever possible, we tend to grant the same or similar amounts of equity awards to executives with similar titles and levels of responsibility.
In May 2009, we made annual grants of options and restricted stock awards to our named executive officers under the 2002 plan. Equity grants were targeted between the market 50th and 75th percentile based on competitive benchmarking conducted by Radford. Such grants were recommended by the compensation committee for approval by the board. For all named executive officers, except our chief executive officer, amounts and terms were proposed by our chief executive officer, subject to ultimate approval by the board upon the compensation committee’ recommendation. Equity awards to our chief executive officer were determined solely by the board upon the recommendation of the compensation committee.

Pursuant to our offer of employment letter with Mr. Mengler, we granted him shares of restricted stock and an option to purchase shares of our common stock because we believed as noted above that Mr. Mengler would be a valuable asset to our company, and we recognized that there was significant competition in our industry for employees with Mr. Mengler’s experience. We believe our decision to grant these options and restricted stock awards to Mr. Mengler was consistent with many aspects of our overall compensation philosophy, including:
•	Aligning Mr. Mengler’s interests with those of our stockholders and rewarding him for positive performance — we chose equity-based compensation to provide Mr. Mengler with an economic benefit that increased in value only if our share price increased, thus aligning his interests with those of our stockholders. Also, because we believed that Mr. Mengler’s contributions would have a direct positive impact on our operating and financial success, it was our view that increases in value of these equity-based awards stemming from our financial performance would reward him for efforts that generated direct or indirect increases in stockholder value.

•	Retaining and motivating Mr. Mengler’s employment with us — we chose to grant equity awards with long-term vesting periods in an effort to retain the employment of this executive over an extended period of time. We also believed that the grant of equity awards that increased in value over time as our operating performance continued to improve would serve to encourage him to maintain positive performance with us in future years.
Special Equity Awards
In May 2009, the board approved the recommendation of the compensation committee to grant special equity awards to Dr. Hsu (consisting of options to purchase 380,000 shares of common stock and 92,000 shares of restricted stock), Mr. Koch (consisting of options to purchase 90,000 shares of common stock and 26,000 shares of restricted stock) and Mr. Hildenbrand (consisting of options to purchase 95,000 shares of common stock and 18,000 shares of restricted stock) in recognition of their contributions during the period in which we made no equity grants while we were working to regain compliance with our public reporting requirements.
In addition, the board, upon the recommendation of the compensation committee, made a special grant of 50,000 shares of restricted stock to Mr. Koch in recognition of his efforts in completing the re-registration of our common stock under Section 12 of the Exchange Act, a critical prerequisite in re-listing our common stock on NASDAQ.
These special equity awards reflect our compensation objective of providing competitive compensation to attract, motivate and retain top executive talent and ensure that executive compensation encourages and rewards positive performance that can be tied to measurable increases in stockholder value.
401(k) Plan and Non-Qualified Deferred Compensation Plan Contributions
Retirement plans, in general, are designed to provide executives with financial security after their employment has terminated and, through the incremental vesting of our matching contributions to such plans over time, provide a retentive element to the overall pay package. Our named executive officers are eligible to participate in the Impax 401(k) Profit Sharing Plan, which allows them to contribute a portion of their base salary and bonus to support their financial needs upon retirement. We also contribute to each participant’s account an amount equal to 50% of the amount contributed by the named executive officer, with our contribution not to exceed 3% of the participant’s annual total compensation. Our matching contributions to the 401(k) plan vest depending on the number of years the named executive officer has worked at our company, with all matching contributions vesting after the third year of service. Amounts contributed to the 401(k) plan are invested in one or more investment fund options. Participants generally do not pay U.S. federal income tax on contributions to or earnings in the 401(k) plan until the participant makes withdrawals from his or her plan account.
Our named executive officers also are eligible to participate in the Impax Laboratories, Inc. Amended and Restated Executive Non-Qualified Deferred Compensation Plan, amended effective January 1, 2009. See “— Non-Qualified Deferred Compensation During Year Ended December 31, 2009” and “— Narrative Disclosure to Non-Qualified Deferred Compensation Table.” Each participant can defer up to 75% of the participant’s base salary and up to 100% of the amount of the participant’s bonus or cash incentive awards. We make a matching contribution for each participant equal to 50% of the participant’s contribution up to 10% of base salary and bonus and cash incentive awards per year. A participant’s account is notionally invested in one or more investment funds and the value of the account is determined with respect to such investment allocations.

These benefits are offered to provide financial security for our executives, and are consistent with our goal of attracting and retaining our executives. We also believe these contributions represent standard benefits that executive-level employees of public companies commonly receive. For these reasons, we do not take these matching contributions into consideration when setting other aspects of compensation for our executive officers.
Agreements with Executive Officers
In connection with developing Global Pharmaceuticals, our generic-products division, we intended to hire an executive who would lead the business development and expand the operations of the division. In November 2008, we discussed with Mr. Mengler his potential employment at our company as President of Global Pharmaceuticals, with Dr. Hsu leading these discussions for us. In November 2008, after discussions between the parties had been successfully concluded, we entered into an offer of employment letter agreement with Mr. Mengler. See “— Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables” for a summary of certain material terms of Mr. Mengler’s letter agreement.
In May 2009, in connection with our consideration of emerging best practices and investor preferences, we entered into an amendment to the employment agreement with Dr. Hsu, which provided that payments to Dr. Hsu following a change in control are payable only upon the simultaneous or subsequent actual or constructive termination of Dr. Hsu’s employment.
In 2009 our compensation committee reassessed whether employment arrangements with our named executive officers were appropriate for our company, and in January 2010 we entered into employment agreements with all of our named executive officers in order to address competitive concerns of our business and to provide stability and continuity in the management of our company. The compensation committee, with the assistance of Radford and Pearl Meyer and Partners, another executive compensation consulting firm, analyzed the terms of employment arrangements for comparable executives employed by other publicly held companies. The compensation committee, led by Mr. Burr, negotiated the terms of employment agreements. In negotiating such terms, the committee considered each named executive officer’s responsibilities and contributions to our strategic business development, as well as our aggregate potential obligations under each employment agreement, including payments to an executive upon termination of employment.
Prior to entering into new employment agreements, only Dr. Hsu was a party to a formal employment agreement with us, and our other named executive officers received offer-of-employment letters in connection with their respective employment by us. See “— Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables” for a discussion of the prior and new agreements with our named executive officers.
Post-Employment and Change-in-Control Benefits
Severance payments provided by us include a cash payment that is generally based upon the salary and annual incentive payment history of the named executive officer at issue. Severance benefits may also include the accelerated vesting of our matching contributions under the non-qualified deferred compensation plan, the accelerated vesting of stock options and stock bonus awards, and the extension of the exercisability of an award.
Generally speaking, we provide severance to our executives to give them financial security in the event they suffer an involuntary termination other than for cause. We believe that the risk or possibility of an involuntary termination or change in control creates uncertainty for named executive officers regarding their continued employment with us. These scenarios may include, among other things, a termination of employment or a change in an executive’s job location, position or duties, whether on an individual basis or due to an overall reduction in or change to our workforce, or a change in other members of senior management resulting from a change in control event. As a result, our severance benefits are linked to our compensation philosophy of encouraging the long-term retention of our executives.

Severance benefits for a change in control, as specified in the December 1999 employment agreement with Dr. Hsu, were paid pursuant to a “single trigger”; that is, they were earned regardless of whether the executive had been terminated or demoted or had otherwise experienced any diminution in compensation or duties. We believed that a single trigger gave Dr. Hsu a modest level of financial security in the event that we experience a change in control, regardless of whether the executive had suffered or would suffer any specific adverse employment circumstance. See “— Potential Payments upon Termination or Change in Control” for a summary of these severance and change in control provisions, the amount of potential payments that our named executive officers might receive and the method by which these benefit levels were determined.
The January 2010 employment agreements with our named executive officers provide for severance benefits pursuant to a “double trigger”; that is, the executive is entitled to the severance benefits only if we terminate the executive involuntarily or the executive resigns for good cause following a change of control of our company. We believe a “double trigger” maximizes stockholder value by preventing an unintended windfall to executives in the event of a friendly change of control, while still providing our executives with appropriate incentives to cooperate in negotiating any change of control and a certain measure of job security and protection against termination without cause or loss of employment through no fault of their own. See “— Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables — Agreements with Our Named Executive Officers — New Employment Agreements with Named Executive Officers” for a summary of the termination provisions in the January 2010 employment agreements with our named executive officers.
Other Benefits and Perquisites
Our named executive officers participate in a wide array of benefit plans that are available to all of our salaried employees generally, including an employee stock purchase plan as well as medical, dental, vision, life and short-term and long-term disability insurance plans. We generally do not offer our named executive officers any material compensation in the form of perquisites.
Tax and Accounting Treatment of Compensation
Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” generally limits our federal income tax deduction for compensation paid in any year to an individual who, as of the end of the taxable year, is our chief executive officer (CEO) and any other employee whose compensation is required to be reported to stockholders by reason of being among the three most highly compensated officers to $1 million, to the extent that such compensation is not “performance based.”
Amounts we pay as base salary and cash incentive compensation do not qualify for the “performance-based compensation” exception. We intend that options issued under our 2002 plan will not be subject to the $1 million limitation in reliance upon the performance-based exception. However, several types of awards issued under our 2002 plan, including restricted stock, will not meet the requirements of the performance-based exception. There can be no assurance that we will be able to comply or that we will intend to comply with all of the technical requirements of 162(m) in the future.
Section 280G
Under Section 280G of the Code, a 20% excise tax is imposed upon named executive officers and other executive officers or employees who receive an “excess parachute payment” upon a change in control. An excess parachute payment is deemed to be received to the extent that such a change-in-control payment exceeds an amount approximating three times the employee’s average annual compensation, determined using the employee’s average compensation over the five years preceding the year the change in control occurs. A company also loses its tax deduction for any excess parachute payments made.

Section 409A
Section 409A of the Code may impose additional taxes on our directors, officers and employees with respect to various nonqualified deferred compensation arrangements we maintain, including:
•	employment and severance agreements between us and our officers;

•	our non-qualified deferred compensation plan; and

•	other compensation arrangements we enter into with our directors, officers and employees.
Section 409A of the Code generally does not apply to incentive stock options and nonqualified stock options that are granted at fair market value if no deferral is provided beyond exercise. Section 409A also does not apply to our stock bonus awards. In the event that a deferred compensation arrangement fails to comply with Section 409A in form or operation, an officer, director or employee may become subject to:
•	the imposition of U.S. federal income tax, and potentially state and local income tax, on all amounts deferred in the tax year in which the amounts are deferred (or, if later, in the tax year when the receipt of the benefits is no longer subject to a substantial risk of forfeiture);

•	a penalty tax of 20% of the includable amount (in addition to the regular income tax at ordinary income rates); and

•	interest at the underpayment rate plus 1 percent from the time the amount was first deferred (or, if later, the tax year when the benefits are no longer subject to a substantial risk of forfeiture) until the time the amount is included in income.
ASC Topic 718
Accounting rules and pronouncements govern how we value option and stock bonus awards that we make and when those awards are to be recognized as compensation expense on our consolidated financial statements. Under ASC Topic 718, we calculate the full grant date fair value of awards using a variety of assumptions. This calculation is performed for accounting purposes, as an executive officer might never realize any value from the award. This may happen, for example, when the value of a share of stock on which the executive holds an option falls below the exercise price of the option and remains below the exercise price, rendering the option worthless to the executive. ASC Topic 718 also requires that companies recognize the compensation cost of a stock option or stock bonus award proportionately over the period that an employee is required to render service in exchange for a share-based payment.
Summary Compensation Table
The following table sets forth information relating to all compensation awarded to, earned by or paid to the following individuals for all services rendered in all capacities to us and our subsidiaries during each of the years ended December 31, 2009, 2008 and 2007, respectively:
•	our principal executive officer;

•	our principal financial officer; and

•	our three most highly compensated executive officers whose total compensation for the year ended December 31, 2009 exceeded $100,000.

				Stock	Option	Incentive Plan	All Other
			Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)	($)(1)	($)(1)	($)(2)	($)(3)(4)	Total ($)

Larry Hsu, Ph.D.	2009	585,144	—	903,900	1,934,757	715,500	56,415	4,195,716
President and Chief Executive Officer (principal executive officer)	2008	375,000	956,860	—	—	276,281	101,953	1,710,094
	2007	375,000	—	—	—	243,750	63,292	682,042

Arthur A. Koch, Jr.	2009	392,308	—	582,950	478,804	353,600	50,347	1,858,009
Senior Vice President, Finance and Chief Financial Officer (principal financial officer)	2008	250,000	421,909	—	—	186,688	60,741	919,338
	2007	243,472	—	—	—	167,500	34,713	445,685

Christopher Mengler (5)	2009	436,443	37,500	180,000	273,068	389,497	—	1,316,508
President, Global Pharmaceuticals division (commencing January 5, 2009)

Michael J. Nestor (6)	2009	459,038	—	85,150	127,030	389,375	110,843	1,171,436
President, Impax Pharmaceuticals division (commencing March 31, 2008)	2008	302,404	—	255,900	411,810	218,902	107,289	1,296,305

Charles V. Hildenbrand	2009	334,718	—	176,850	459,261	293,080	50,615	1,314,524
Senior Vice President, Operations	2008	220,662	331,200	—	—	138,300	46,147	736,309
	2007	219,801	—	—	—	143,430	31,483	394,714

(1)	Represents the aggregate grant date fair value of stock or option awards, as applicable, computed in accordance with ASC Topic 718, based on assumptions set forth in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2010 and without giving effect to the estimate of forfeitures related to service-based vesting conditions.

(2)	Represents annual cash incentive awards paid in 2010 for 2009 performance, paid in 2009 for 2008 performance and paid in 2008 for 2007 performance. Special cash bonuses paid in December 2008 are included in the “Bonus” column.

(3)	In 2009, we paid matching contributions on amounts deferred by our named executive officers to our non-qualified deferred compensation plan and 401(k) plan from their respective 2009 salaries and cash incentive awards paid in 2009 with respect to 2008 performance. In 2008, we paid matching contributions on amounts deferred by our named executive officers to our non-qualified deferred compensation plan and 401(k) plan from their respective 2008 salaries, 2008 bonuses and cash incentive awards paid in 2008 with respect to 2007 performance. Our matching contributions for 2007 relate to amounts deferred by our named executive officers to our non-qualified deferred compensation plan and 401(k) plan from their respective 2007 salaries and cash incentive awards paid in 2007 with respect to 2006 performance.

(4)	“All Other Compensation” column for the year ended December 31, 2009 includes the following compensation items:

	Matching
	Contributions			Long-
	Under Non-			Term
	Qualified	Matching	Life	Disability	Reimbursement
	Deferred	Contributions	Insurance	Insurance	of Temporary	Reimbursement	Tax Gross
	Compensation	Under 401(k)	Premium	Premium	Housing	of Relocation	Up
	Plan	Plan	Payments	Payments	Expenses	Expenses	Payments(a)
Name	($)	($)	($)	($)	($)	($)	($)
Larry Hsu, Ph.D.	43,071	8,393	3,135	—	—	—	1,816

Arthur A. Koch, Jr.	28,950	9,244	493	7,940	—	—	3,720

Christopher Mengler	—	—	—	—	—	—	—

Michael J. Nestor	10,945	8,243	—	—	21,079	37,500	33,076

Charles V. Hildenbrand	23,651	11,034	743	9,344	—	—	5,843

(a)	Represents tax gross-up payments related to the payment of (i) life insurance premiums for Dr. Hsu and Messrs. Koch and Hildenbrand; (ii) long term disability insurance premiums for Messrs. Koch and Hildenbrand; (iii) Mr. Nestor’s temporary housing expenses ($12,210) and Mr. Nestor’s housing relocation expenses ($20,866).

(5)	Mr. Mengler was appointed President of Global Pharmaceuticals, our generic products division, effective January 5, 2009.

(6)	Mr. Michael J. Nestor was appointed President of Impax Pharmaceuticals, our branded products division, effective March 31, 2008.

Grants of Plan-Based Awards During Year Ended December 31, 2009
The following table sets forth information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2009.

		Estimated Possible Payouts Under
		Non-Equity Incentive Plan Awards
					All Other	All Other
					Stock	Option		Grant
					Awards:	Awards:		Date Fair
					Number of	Number of	Exercise or	Value of
					Shares of	Securities	Base Price	Stock and
					Stock or	Underlying	of Option	Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)(1)	($)(1)	($)(1)	(#)(2)	(#)(2)	($/Sh)(2)	($)(3)
Larry Hsu, Ph.D.		—	477,000	715,500	—	—	—	—
	May 20, 2009	—	—	—	138,000	—	—	903,900
	May 20, 2009	—	—	—	—	495,000	6.55	1,934,757

Arthur A. Koch, Jr.		—	240,000	360,000	—	—	—	—
	May 20, 2009	—	—	—	89,000	—	—	582,950
	May 20, 2009	—	—	—	—	122,500	6.55	478,804

Christopher Mengler		—	267,000	400,500	—	—	—	—
	March 5, 2009	—	—	—	30,000	—	—	180,000
	March 5, 2009	—	—	—	—	75,000	6.00	273,068

Michael J. Nestor		—	267,000	400,500	—	—	—	—
	May 20, 2009	—	—	—	13,000	—	—	85,150
	May 20, 2009	—	—	—	—	32,500	6.55	127,030

Charles V. Hildenbrand		—	204,000	306,000	—	—	—	—
	May 20, 2009	—	—	—	27,000	—	—	176,850
	May 20, 2009	—	—	—	—	117,500	6.55	459,261

(1)	The target payout is based on 80% of Dr. Hsu’s 2009 base salary and 60% of the respective 2009 base salaries of Messrs. Koch, Mengler, Nestor and Hildenbrand. We have the discretion to pay at above or below these percentage targets depending on our overall financial and operational performance and the executive officer’s individual performance. The maximum payout is based on 120% of Dr. Hsu’s 2009 base salary and 90% of the respective 2009 base salaries of Messrs. Koch, Mengler, Nestor and Hildenbrand to be awarded for superior performance. See “— Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Cash Incentive Awards” for a discussion of performance goals that the named executive officers should achieve to earn the awards.

(2)	The common stock option and restricted stock awards shown in the table were made under our 2002 plan. The stock option and restricted stock grants vest in four equal annual installments beginning on the first anniversary of the date of grant. The exercise price of the option is the market price of our common stock on the date of grant.

(3)	Represents the grant date fair value of stock or option awards, as applicable, computed in accordance with ASC Topic 718, based on assumptions set forth in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2010 and without giving effect to the estimate of forfeitures related to service-based vesting conditions.
Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables
Agreements with Our Named Executive Officers
During 2009, we had employment agreements with Dr. Hsu and offer of employment letters with Messrs. Koch, Mengler, Nestor and Hildenbrand. In January 2010, we entered into new employment agreements with all of our named executive officers. The new agreement with Dr. Hsu has the effect of terminating our prior employment agreement with him, dated December 14, 1999, as amended.

Agreement with Dr. Larry Hsu
At the closing of the merger of Global Pharmaceutical Corporation and Impax Pharmaceuticals, Inc., effective December 14, 1999, we entered into an employment agreement with Dr. Hsu.
The employment agreement contained an initial three-year term that automatically renewed for successive one-year periods unless terminated by either party at least six months prior to the expiration of the initial term or any renewal term.
Pursuant to the employment agreement, base salary for Dr. Hsu was initially set at $175,000 per year, subject to discretionary increases in accordance with our normal procedures and policies. We also agreed to provide Dr. Hsu with additional compensation, including:
•	a bonus, based on criteria established by the board;
•	full health, dental, vision and disability insurance, as well as life insurance and any other benefits customarily offered to our senior executive officers;
•	four weeks of paid vacation time annually; and
•	the reimbursement of all out-of-pocket expenses related to job performance.
The employment agreement contained customary non-competition, non-interference, non-disclosure and assignment of inventions provisions.
The employment agreement also contained provisions that provided for payments upon termination or a change in control. On May 19, 2009, in connection with our consideration of emerging best practices and investor preferences, we entered into an amendment to the employment agreement with Dr. Hsu, which provided that payments following a change in control were payable only upon the simultaneous or subsequent actual or constructive termination of Dr. Hsu’s employment. See “— Potential Payments upon Termination or Change in Control” for a discussion of the potential payments to Dr. Hsu upon termination or a change in control.
Agreements with Arthur A. Koch, Jr., Christopher Mengler, Michael J. Nestor and Charles Hildenbrand
We entered into agreements with Messrs. Koch, Mengler, Nestor and Hildenbrand on February 9, 2005, November 12, 2008, March 6, 2008 and August 31, 2004, respectively. The agreements provided for at will employment and contained substantially similar terms summarized below. Pursuant to the agreements, annual base salary for Messrs. Koch, Mengler, Nestor and Hildenbrand was initially set at $220,000, $445,000, $425,000, and $190,000, respectively. In addition, Messrs. Koch, Mengler, Nestor and Hildenbrand received an option to purchase 50,000, 75,000, 75,000 and 50,000 shares of common stock, respectively. Each of Messrs. Mengler and Nestor also received 30,000 shares of restricted common stock. Messrs. Koch, Mengler, Nestor, and Hildenbrand were eligible to participate in our executive bonus program, employee stock purchase plan, non-qualified deferred compensation plan and any other benefit customarily offered to our executive officers. The agreements with Messrs. Nestor and Hildenbrand provided for relocation payments of $75,000 and $70,000, respectively. Mr. Nestor’s relocation payment was grossed up towards any relocation expenses incurred and we agreed to provide Mr. Nestor with temporary housing at a mutually agreeable location until his relocation was complete. Mr. Mengler’s agreement provided for a one-time hiring bonus of $75,000 (less applicable taxes), of which $37,500 was paid after 30 days of employment and $37,500 was paid on the first payroll date following Mr. Mengler’s one-year anniversary of employment at our company. If Mr. Mengler’s employment were terminated voluntarily or for cause during his first year of employment, we could recover the first hiring bonus installment in full. If Mr. Mengler’s employment were terminated voluntarily or for cause during his second year of employment, we could recover the second hiring bonus installment in full. Mr. Hildenbrand also received a $20,000 sign-on bonus.

New Employment Agreements with Named Executive Officers
The new employment agreements with Dr. Hsu and Messrs. Koch, Mengler, Nestor and Hildenbrand are effective as of January 1, 2010 and expire on December 31, 2012 unless further extended or terminated earlier as provided in the agreements. Each agreement automatically renews for a one-year period unless either party provides at least 90 days written notice of non-renewal prior to the end of the applicable term or unless it is terminated earlier.
Pursuant to the agreements, annual base salary for Dr. Hsu and Messrs. Koch, Mengler, Nestor and Hildenbrand is currently set at $700,000, $458,400, $458,400, $458,400, and $350,200, respectively, subject to increase or decrease as determined by the board or the compensation committee. The named executive officers are also eligible to receive: (i) an annual cash incentive bonus based upon a percentage of each person’s base salary and the attainment of goals established in writing by the board or its compensation committee; (ii) grants of stock options and restricted stock in an amount and on the terms determined by the compensation committee; and (iii) other compensation that may be awarded by the board or the compensation committee. Each named executive officer is also entitled to have the benefit of all group life, disability, hospital, surgical and major medical insurance plans and other employee benefit plans made available to our executive personnel. In addition, the agreement with Dr. Hsu also provides that during the term of his employment, the board will nominate and recommend to stockholders his election as our director.
The named executive officers’ employment may be terminated by us with or without “cause” or by the named executive officers for “good reason” or for no reason, as such terms are defined in the agreements. The named executive officers are entitled to certain compensation arrangements in the case of the termination without cause or for good reason, as well as in case of a termination related to the change in control of our company.
Additionally, the agreements require the named executive officers to maintain the confidentiality of information relating to our company during and after the term of the agreement and also contain non-competition, non-solicitation and non-disparagement covenants as well as other provisions customary for this type of employment agreement.

Outstanding Equity Awards at December 31, 2009
The following table sets forth the information regarding the outstanding option and stock awards for our named executive officers at December 31, 2009.

		Option Awards				Stock Awards
							Market
		Number of	Number of			Number	Value of
		Securities	Securities			of Shares	Shares of
		Underlying	Underlying			of Stock	Stock
		Unexercised	Unexercised	Option		That	That
		Options	Options (#)	Exercise	Option	Have Not	Have Not
	Grant	(#)	Unexercisable	Price	Expiration	Vested	Vested
Name	Date	Exercisable(1)	(1)	($)	Date	(#)(1)	($)(2)
Larry Hsu, Ph.D.	12/22/2000	50,000	—	5.00	12/22/2010	—	—
	03/08/2002	100,000	—	6.72	03/08/2012	—	—
	03/10/2003	75,000	—	3.04	03/10/2013	—	—
	05/20/2009	—	495,000	6.55	05/20/2019	138,000	1,878,180

Arthur A. Koch, Jr.	02/22/2005	50,000	—	17.13	02/22/2015	—	—
	05/20/2009	—	122,500	6.55	05/20/2019	89,000	1,211,290

Christopher Mengler	03/05/2009	—	75,000	6.00	03/05/2019	30,000	408,300

Michael J. Nestor	06/06/2008	18,750	56,250	8.53	06/06/2018	22,500	306,225
	05/20/2009	—	32,500	6.55	05/20/2019	13,000	176,930

Charles V. Hildenbrand	08/30/2004	50,000	—	14.55	08/30/2014	—	—
	09/21/2005	11,459	—	9.85	09/21/2015	—	—
	05/20/2009	—	117,500	6.55	05/20/2019	27,000	367,470

(1)	All options and restricted stock vest in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	Based on the market value of common stock of $13.61 per share at December 31, 2009.

Option Exercises and Stock Vested During Year Ended December 31, 2009
The following table provides information about the value realized by the named executive officers on the vesting of stock awards during the year ended December 31, 2009. No options were exercised during the year ended December 31, 2009 by any named executive officer.

Stock Awards
Number of Shares
	Acquired on	Value Realized
Name	Vesting (#)	on Vesting ($) (1)
Larry Hsu, Ph.D.	—	—
Arthur A. Koch, Jr.	—	—
Christopher Mengler	—	—
Michael J. Nestor	7,500	56,625
Charles V. Hildenbrand	—	—

(1)	The value realized is calculated by multiplying the number of shares of common stock vested by the market value of the common stock of $7.55 per share on June 8, 2009 (the vesting date, June 6, 2009, was not a trading day). Of the 7,500 shares of common stock Mr. Nestor acquired on the vesting of a stock award, 2,681 shares of common stock were surrendered to satisfy Mr. Nestor’s payroll tax withholding obligations.

Non-Qualified Deferred Compensation During Year Ended December 31, 2009
The following table sets forth the benefits received by our named executive officers under our non-qualified deferred compensation plan during the year ended December 31, 2009 as well as the aggregate non-qualified deferred compensation balances at December 31, 2009:

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	December 31,
	in 2009	in 2009	2009	Distributions	2009
Name	($)(1)	($)(2)	($)	($)	($)(3)
Larry Hsu, Ph.D.	86,143	43,071	161,347	—	931,796
Arthur A. Koch, Jr.	57,900	28,950	76,419	—	356,349
Christopher Mengler	—	—	—	—	—
Michael J. Nestor	21,890	10,945	16,162	—	48,997
Charles V. Hildenbrand	54,217	23,651	52,249	—	206,542

(1)	Represents amounts deferred by each named executive officer to our non-qualified deferred compensation plan and reported in the Summary Compensation Table above under “Salary” for 2009 and “Non-Equity Incentive Plan Compensation” for 2008, relating to cash incentive awards paid in 2009 for 2008 performance as follows:

		Non-Equity
		Incentive
		Contributions
	2009 Salary	for 2008
	Contributions	Performance
Name	($)	($)
Larry Hsu, Ph.D.	58,514	27,628
Arthur A. Koch, Jr.	39,231	18,669
Christopher Mengler	—	—
Michael J. Nestor	—	21,890
Charles V. Hildenbrand	33,472	20,745

Amounts deferred by named executive officers to our non-qualified deferred compensation plan from their respective cash incentive awards paid in 2010 for 2009 performance and our matching contributions related to such deferred compensation made in 2010 will be included in the next year’s Non-Qualified Deferred Compensation table.

(2)	These amounts are reported under “All Other Compensation” in the Summary Compensation Table above.

(3)	Of the amounts shown, the following were included in the Summary Compensation Table and represent the amounts deferred by each named executive officer from the 2008 salary, 2008 bonus, cash incentive awards paid in 2008 for 2007 performance, 2007 salary and cash incentive awards paid in 2007 for 2006 performance, respectively: Dr. Hsu — $37,500, $95,686, $24,375, $37,500 and $25,313, Mr. Koch — $25,000, $42,191, $16,750, $24,347 and $14,390, and Mr. Hildenbrand — $13,240, $19,872, 8,606, $8,792 and $4,968. For information regarding named executive officers’ deferrals from their respective 2009 salaries and cash incentive awards paid in 2009 for 2008 performance, see footnote 1 above. Our matching contributions relating to 2009, 2008 and 2007 salary payments, 2008 bonus, and cash incentive awards paid in 2009 for 2008 performance, paid in 2008 for 2007 performance and paid in 2007 for 2006 performance were reported in “All Other Compensation” column in the Summary Compensation Table above.

Narrative Disclosure to Non-Qualified Deferred Compensation Table
Our non-qualified deferred compensation plan permits highly-compensated individuals to receive a similar level of benefits (in terms of the overall percentage of their income eligible for tax deferral and employer matching contributions) as are available to employees with lower levels of income. Each participant can defer up to 75% of the participant’s base salary and up to 100% of the amount of the participant’s bonus or cash incentive awards. We make a matching contribution for each participant equal to 50% of the participant’s contribution up to 10% of base salary and bonus and cash incentive awards per year. A participant’s account is notionally invested in one or more investment funds and the value of the account is determined with respect to such investment allocations. Participants are fully vested in their contributions when made. Our matching contributions vest depending on the number of years of service, with participants being fully vested after five years of service. No contributions are forfeited as a result of a separation due to death, disability, termination of the plan or a change in control.
Benefits attributable to a participant may be valued as if they were invested in one or more investment funds (as set forth in the non-qualified deferred compensation plan), as directed by participants in writing. Participants may change their selection of investment funds from time to time in writing in accordance with the procedure established by the plan administrator. Changes will take effect as soon as administratively practicable.
If a participant terminates his or her employment, or an eligible consultant ceases to render service to us, for any reason, including death, we will pay the participant an amount equal to the value of the vested balance credited to the participant’s plan account. If the participant has died, the balance of that account will be paid to one or more beneficiaries designated by the participant. See “— Potential Payments upon Termination or Change in Control” for a description of the form of payouts, withdrawals and other distributions under our non-qualified deferred compensation plan.
Description of Equity Compensation Plans
The following description of the material terms of the 2002 plan, Impax Laboratories, Inc. 2001 Non-Qualified Employee Stock Purchase Plan, referred to as the “2001 plan,” and 1999 plan is intended as a summary only and is qualified in its entirety by reference to the complete text of such plans. We have submitted the amendment of our 2002 plan for your approval at this annual meeting. See “Proposal Two — Approval of the Amendment and Restatement of Amended and Restated 2002 Equity Incentive Plan” for a description of the 2002 plan and the proposal to approve the amendment of the 2002 plan.
2002 Plan
The 2002 plan authorizes the grant of incentive stock options, referred to as “ISOs,” nonstatutory stock options, SARs and stock bonus awards, to our officers, employees, directors and consultants, or those of our affiliates. We may also, from time to time, assume outstanding awards granted by another company by either granting an award under the 2002 plan in replacement of the award we assumed or by treating the assumed award as if it had been granted under the 2002 plan.
Except for awards granted to our non-employee directors and the power to amend or terminate the plan, the board may delegate its authority under the 2002 plan to a committee. This committee must consist of at least two directors who are “non-employee directors” under Exchange Act Rule 16b-3 and “outside directors” under Section 162(m) of the Code. However, if the committee does not meet either of these requirements, the validity of awards granted or actions taken under the 2002 plan will not be affected. The board may also delegate nondiscretionary administrative duties to one or more of our employees. We have chosen to exercise this delegation of authority to the fullest extent permitted by the plan. Subject to the terms of the 2002 plan, the board and, except for awards granted to our non-employee directors, the committee, can grant awards under the 2002 plan and determine the recipients and terms of those awards. They also can interpret the provisions of the 2002 plan and related award agreements, and generally otherwise administer the 2002 plan. See “Proposal Two — Approval of the Amendment and Restatement of Amended and Restated 2002 Equity Incentive Plan” for additional information regarding the 2002 plan.

2001 Plan
In February 2001, in order to encourage employee ownership of our common stock, the board approved the 2001 plan, under which we can issue 500,000 shares of common stock, subject to certain adjustments as set forth in such plan. The 2001 plan provides an opportunity for employees to purchase common stock at a 15% discount to the market price through payroll deductions or lump sum cash investments of up to $25,000 in any one calendar year. The 2001 plan is administered by the compensation committee, which has the authority to interpret, amend and make any determinations necessary to administer the 2001 plan.
1999 Plan
Our stockholders adopted the 1999 plan in connection with the merger of Global Pharmaceutical Corporation with Impax Pharmaceuticals, Inc. effective December 14, 1999. In October 2000, our stockholders approved an increase in the number of shares of common stock authorized for issuance under the plan from 2,400,000 to 5,000,000. Except for the differences noted below in the summary of the 1999 plan, the material terms of the 1999 plan are substantially similar to those of the 2002 plan.
Under the 1999 plan, we may issue up to 5,000,000 shares of our common stock. The board may adjust this maximum number without stockholder approval to give effect to any stock split, stock dividend, combination, recapitalization, or similar transaction with respect to our common stock. Shares subject to awards under the 1999 plan that are cancelled, expired, terminated, forfeited or withheld to satisfy the applicable purchase price or tax withholding obligations are again available for issuance under the 1999 plan. Under the 1999 plan, and subject to adjustments to reflect stock dividends and other changes in our common stock, the maximum number of shares of common stock with respect to which stock options or SARs may be granted during any calendar year to any employee may not exceed 300,000 shares. While the 1999 plan provides for the annual grant of options to purchase 2,000 shares of common stock to each of our non-employee directors, we did not grant options to our non-employee directors during 2005, 2006, 2007 or 2008 (nor did we grant options to our non-employee directors during those years under our 2002 plan, under which we had until 2005 granted each of them options to purchase 5,500 shares annually). Non-employee directors become eligible for such options after one year of service in that capacity. The options authorized are exercisable for 10 years, have an exercise price equal to the fair market value of the common stock on the date of grant, and generally vest in three equal increments over the three years following the grant. Upon termination of service, unvested options expire and vested options may be exercised for 90 days thereafter, except when termination is the result of death or disability, in which case the vested options may be exercised within one year.
Potential Payments upon Termination or Change in Control
In 2009, upon termination of employment or upon a change in control, each of our named executive officers may be entitled to receive from us payments and benefits under the following agreements and plans:
•	our employment agreement with Dr. Hsu;
•	our 1999 plan and 2002 plan; and
•	our non-qualified deferred compensation plan.
New employment agreements with our named executive officers were not effective until January 1, 2010, and, therefore, the description of potential payments upon termination and change in control provided below is based on agreements that were in effect in 2009.
Employment Agreements
The employment agreement with Dr. Hsu specified our obligations to Dr. Hsu upon termination of his employment under various circumstances. The employment agreement could be terminated by either party on 30 days written notice, and by us at any time, for “cause.”

Under the terms of the employment agreement, “cause” means:
•	a material breach of a provision relating to proprietary information, assignment of inventions, non-interference, non-disclosure and non-competition;
•	a material breach of any other provision not remedied within 30 days of such breach;
•	any act of fraud or embezzlement against us; or
•	any indictment for a felony or other crime that would cause injury to our reputation.
Under the terms of the employment agreement, “good reason” means:
•	the assignment of duties or reduction in duties inconsistent with Dr. Hsu’s employment position;
•	the material reduction in salary or benefits not agreed to by Dr. Hsu;
•	a relocation requiring Dr. Hsu to commute more than 50 miles; or
•	a “change in control.”
Under the terms of the employment agreement, a “change in control” is defined as:
•	the acquisition by any person or entity of ownership or control of more than 50% of our voting power;
•	a sale or disposition of assets totaling more than 50% of our value;
•	a merger or reorganization in which our stockholders, immediately prior to the merger, do not own a least 51% of our voting power after the merger;
•	any transaction where our stockholders, immediately prior to the transaction, do not own at least 51% of our voting power after the transaction; or
•	any other transaction the board determines would materially alter our structure, ownership or control.
The table below sets forth the benefits that Dr. Hsu would be entitled to receive under his employment agreement should his employment terminate under the following specified circumstances:

Termination
Circumstance	Employment Agreement Benefit

Death or disability	• Lump sum cash payment by us of accrued and unpaid salary and benefits through date of termination, including accrued but unused vacation time

•    Payment by us, in accordance with our payment policy, of the lesser of: (i) an amount in cash equal to the executive’s salary and benefits for six months after the date of death or disability; or (ii) the entire amount in cash of remaining salary due and payable, from the date of death or disability to the scheduled expiration of the employment agreement

•    Payment of a portion of any quarterly or annual bonus otherwise payable to the executive, prorated to reflect any early termination of the employment agreement relative to the performance period of the bonus

Termination
Circumstance	Employment Agreement Benefit

•    Maintenance of the executive’s health, dental, vision and disability insurance at our cost for 18 months after the date of disability or until the executive accepts other employment that provides health insurance

• In the case of death, payment by the life insurance carrier of a death benefit of $1,000,000 to the executive’s beneficiary under a policy selected by the executive

• In the case of disability, payment by the disability insurance carrier of up to $250,000 in salary replacement benefits

Termination by us for cause or by the executive without good reason	• Wages and benefits accrued to date or as provided by applicable law

Termination by us without cause or by the executive for good reason	• Lump sum cash payment by us of accrued and unpaid base salary and benefits through date of termination, including accrued but unused vacation time

•    Payment by us, in accordance with our payment policy, of the lesser of: (i) an amount in cash equal to the executive’s salary and benefits for six months after the date of termination; or (ii) the entire amount in cash of remaining salary due and payable, from the date of termination to the scheduled expiration of the employment agreement

•    Maintenance of the executive’s health, dental, vision and disability insurance at our cost for 18 months after the date of termination or until the executive accepts other employment that provides health insurance

In general, “disability” means any physical or mental illness that renders the executive incapable of substantially performing his duties under the agreement for a period of three consecutive months or six months in any twelve month period, as determined by a physician or psychiatrist, as applicable, selected by us.
The table below includes a description and the amount of estimated payments and benefits that would be provided by us (or our successor) to Dr. Hsu under his employment agreement, assuming that a termination circumstance occurred as of December 31, 2009:

		Estimated Amount of
		Termination Payment/Benefit
Potential Termination	Termination	to Larry Hsu, Ph.D.
Payment or Benefit	Circumstance	($)
Payment of all accrued and unpaid salary through the termination date (1)	All	22,933

Payment of all accrued and unpaid benefits (including accrued but unused vacation time) through the termination date (2)	All	89,438

Cash payment (3)	Death, disability, termination by us without cause or termination by the executive for good reason	285,782

Continued participation in our health, dental, vision and disability insurance (4)	Disability, termination by us without cause or termination by the executive for good reason	36,471

		Estimated Amount of
		Termination Payment/Benefit
Potential Termination	Termination	to Larry Hsu, Ph.D.
Payment or Benefit	Circumstance	($)
Prorated portion of any quarterly or annual bonus otherwise payable (5)	Death or disability	715,500

Proceeds from required life insurance policies (6)	Death	1,150,000

Payment of salary replacement benefits from required disability insurance policy (7)	Disability	1,979,500

(1)	Our executives are paid bi-weekly, and therefore we have assumed the amount of accrued but unpaid salary is equal to one 2009 bi-weekly payment of salary.

(2)	Vacation time accrued but not taken was assumed to equal 39 days, which is the maximum amount of vacation time available for Dr. Hsu as of December 31, 2009.

(3)	We have assumed this amount to be equal to the value of Dr. Hsu’s salary and the cost of his employer provided health and welfare benefits on December 31, 2009 for a period of six months.

(4)	This amount represents our cost to provide Dr. Hsu with the same employer provided health and welfare benefits as they existed on December 31, 2009 for a period of 18 months. Additionally, it is assumed Dr. Hsu does not obtain other employment during this time period.

(5)	We have assumed Dr. Hsu earned in full his annual cash incentive award for 2009 performance paid in 2010.

(6)	This amount represents the following payments: (i) $1,000,000 payable by the life insurance carrier under a policy selected by Dr. Hsu pursuant to his employment agreement; and (ii) $150,000 payable by the life insurance carrier under our group term life insurance policy.

(7)	The aggregate payment presented is assumed to be fully paid by disability insurance policies.
Stock Incentive Plans and Award Agreements
The table below sets forth the benefits that each executive holding awards granted under our 1999 and 2002 plans would be entitled to receive should his employment terminate under the following specified circumstances. These rights and benefits may be amended or modified as otherwise determined by the board at the time that a grant or award is made or, if the executive’s rights are not reduced, thereafter:

Termination Circumstance	Stock Incentive Plan Benefit
Death or disability
•    The vested portion of any stock option as of the date of death or disability may be exercised within one year from the date of death or disability, but in no event after the stated expiration of the option.

Termination other than death, disability or for cause (1)	• The vested portion of any stock option as of the date of termination may be exercised within 30 days from the date of termination, but in no event after the stated expiration of the option.

(1)	Under the 1999 and 2002 plans, “cause” is defined as under an applicable employment or consulting agreement. If there is no such agreement or no such definition in an agreement, “cause” is defined to mean dishonesty, fraud, insubordination, willful misconduct, refusal to perform services or materially unsatisfactory performance of duties.

Under each of our 1999 and 2002 plans, if, in the event of a “change in control,” the surviving corporation refuses to assume or to substitute with similar awards the outstanding awards granted under these plans, then all such outstanding awards will become immediately exercisable. The award will terminate if it is not exercised at or prior to the event constituting the change in control.
For these purposes, a “change in control” means:
•	a sale of all or substantially all of our assets;
•	a merger or consolidation in which we are not the surviving corporation; or
•	a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.
Pursuant to the terms of our standard stock bonus award agreement under the 2002 plan, the vesting of a restricted stock award granted to executives under the 2002 plan is accelerated in full as of the date of any of the following events: (i) an executive’s death or disability; (ii) a change within a 12-month period in the holders of more than 50% of our outstanding common stock (other than as provided under our 2002 plan); or (iii) any other event deemed to constitute a “change of control” by the board (other than as provided under our 2002 plan).
The table below provides the potential benefit of accelerating the vesting of the unvested portions of options and restricted stock awards at December 31, 2009 that each executive might be entitled to receive from us (or our successor) under the 1999 and 2002 plans (and related award agreements) as of December 31, 2009 assuming the change in control or termination of employment occurred on December 31, 2009.

	Option Awards		Stock Awards
	Number of
	Securities		Number
	Underlying	Accelerated	of Shares	Accelerated
	Unvested	Vesting of	of Unvested	Vesting of
	Options	Unvested Options	Restricted Stock	Restricted Stock
Name	(#)	($)(1)	(#)	($)(2)
Larry Hsu, Ph.D.	495,000	3,494,700	138,000	1,878,180

Arthur A. Koch, Jr.	122,500	864,850	89,000	1,211,290

Christopher Mengler	75,000	570,750	30,000	408,300

Michael J. Nestor	56,250	285,750	22,500	306,225
	32,500	229,450	13,000	176,930

Charles V. Hildenbrand	117,500	829,550	27,000	367,470

(1)	Based on the difference between the market value of our common stock of $13.61 per share on December 31, 2009 and the exercise price of the option.

(2)	Based on the market value of common stock of $13.61 per share at December 31, 2009.

Non-Qualified Deferred Compensation Plan
Under our non-qualified deferred compensation plan, matching contribution benefits may not be forfeited in the event of the executive’s death or disability, or a change in control. The table below provides an estimate of the value of the potential benefits attributable to the unvested portion of the matching contributions made by us pursuant to the deferred compensation plan that each executive might be entitled to receive upon the executive’s death or disability, or a change in control, assuming that such event occurred on December 31, 2009.

Arthur A. Koch, Jr.	Michael J. Nestor
$23,778	$13,066
Payment of benefits under the deferred compensation plan to our named executive officers will be made as follows:
•	upon death, (i) if the payment of benefits had commenced, pursuant to the then existing benefit payment plan, or (ii) if the payment of benefits had not yet commenced, in a lump sum payment as soon as administratively possible;
•	upon disability, in a lump sum payment not earlier than the sixth month following the named executive officer’s disability; and
•	upon a change in control, as specified by such named executive officer in the distribution election, (i) a lump sum payment as soon as administratively possible; or (ii) annual installments for a period of up to 15 years (or in the event of payment of an in-service account, a maximum of five years) with annual payments equal to the balance of the account immediately prior to the payment, multiplied by a fraction, the numerator of which is one and the denominator of which commences at the number of annual payments initially chosen and is reduced by one in each succeeding year.
In general, “disability” is defined as a physical or mental condition whereby the named executive officer: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of such named executive officer’s employer.
In general, a “change in control” means a change in the ownership or effective control of our company, or in the ownership of a substantial portion of the assets of our company, as defined and determined under Section 409A(a)(2)(A)(v) of the Code, Treasury Notice 2005-1 and any further guidance published with respect to such term, and includes any one of the following events:
•	a change in ownership in which a person, group or entity acquires more than 50% of the total fair market value or total voting power of our stock;
•	a person, group or entity acquires (in a 12-month period) ownership of stock with 35% or more of the total voting power of our stock;
•	a majority of the board is replaced in a 12-month period by directors whose appointment or election was not endorsed by a majority of the board before their appointment or election; or
•	a change in ownership of a substantial portion of our assets in which a person, group or entity acquires 40% or more of the gross fair market value of our assets.

Compensation Committee Interlocks and Insider Participation
Drs. Leslie Z. Benet and Nigel Ten Fleming and Mr. Robert L. Burr served as members of the compensation committee during the year ended December 31, 2009, Mr. Burr serving as chairman. None of them was a current or former officer or employee of, or engaged in certain related transactions with us, as required to be disclosed by SEC regulations. Additionally, there were no compensation committee “interlocks” during the year ended December 31, 2009, which generally means that none of our executive officers served as a director or member of the compensation committee of any other entity that had an executive officer serving as a member of our board or our compensation committee.
Risk Assessment in Compensation Policies and Practices for Employees
The compensation committee reviewed the elements of our compensation policies and practices for all employees, including executive officers, in order to evaluate whether risks that may arise from such compensation policies and practices are reasonably likely to have a material adverse effect on our company. The compensation committee concluded that the following features of our compensation programs guard against excessive risk-taking:
•	compensation programs provide a balanced mix of short-term and longer-term incentives in the form of cash and equity compensation;
•	base salaries are consistent with employees’ duties and responsibilities;
•	corporate performance goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;
•	cash incentive awards are capped by the compensation committee;
•	cash incentive awards are tied mostly to corporate performance goals, rather than individual performance goals; and
•	vesting periods for equity awards encourage executives to focus on sustained stock price appreciation.
The compensation committee believes that, for all employees, including executive officers, our compensation programs do not lead to excessive risk-taking and instead encourage behavior that supports sustainable value creation. We believe that risks that may arise from our compensation policies and practices for our employees, including executive officers, are not reasonably likely to have a material adverse effect on our company.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009 and this proxy statement.
This Compensation Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the report be incorporated by reference.
THE COMPENSATION COMMITTEE
Robert L. Burr (Chairman)
Dr. Leslie Z. Benet
Dr. Nigel Ten Fleming

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions
Ann Hsu, Ph.D., wife of Larry Hsu, Ph.D., our President, Chief Executive Officer and director, is employed as our Vice President of Clinical Affairs at an annual salary of $305,535. In 2009, Dr. Ann Hsu received an annual cash incentive award of $150,243 for her 2008 performance, and in 2010, Dr. Ann Hsu received an annual cash incentive award of $174,584 for her 2009 performance. In 2009, we matched Dr. Ann Hsu’s contributions to the non-qualified deferred compensation plan and 401(k) plan in the aggregate amount of $22,349. In 2009, Dr. Ann Hsu was granted restricted stock awards of 18,400 shares and options to purchase 46,000 shares with exercise prices of $5.06 for options to purchase 23,000 shares and $9.27 for options to purchase 23,000 shares. The options and restricted stock generally vest in four equal annual installments beginning on the first anniversary of the date of grant. Options expire in ten years from the date of grant. Dr. Ann Hsu is also entitled to customary benefits awarded to our employees.
Review, Approval or Ratification of Transactions with Related Persons
We have adopted written policies and procedures regarding related-party transactions. Our policy covers any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which we or any of our subsidiaries was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest. Under this policy, the audit committee must approve all transactions between us or one of our subsidiaries and a director, nominee for director, executive officer, five percent stockholder, certain related entities or immediate family members of a director, nominee for director, executive officer or five percent stockholder that would be required to be disclosed in our proxy statements. The policy also authorizes the chairman of the audit committee to approve, or reject, proposed related-party transactions in those instances in which it is not practicable or desirable for us to wait until the next audit committee meeting.

PROPOSAL TWO — APPROVAL OF AMENDMENT AND RESTATEMENT OF
AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN
You are being asked to approve the amendment and restatement of our 2002 plan, attached as Appendix A to this proxy statement, to increase the aggregate number of shares of our common stock that may be issued under such plan by 2,000,000 shares.
As of the record date, there were options to purchase 6,601,100 and 1,108,996 shares of our common stock outstanding under the 2002 plan and 1999 plan, respectively. We believe such relatively large numbers of shares underlying outstanding stock options are attributable to relatively few stock option exercises from August 2005 until March 2009, when our common stock was not listed on NASDAQ and there was limited or no trading market for our common stock. In addition, few of our stock option holders exercised their stock options after our common stock started trading on NASDAQ in March 2009, which might have been due to the perception that the market prices of the stock did not then reflect the value of our company and thus the lack of economic motivation to exercise stock options.
As of the record date, we had 1,143,923 shares of common stock available for issuance of future equity awards under the 2002 plan. If you approve the amendment and restatement of the 2002 plan, we would have 3,143,923 shares of common stock available for issuance pursuant to future awards under the 2002 plan, as well as 279,158 shares of common stock available for issuance under the 1999 plan.
The 2002 plan was initially approved by our stockholders in May 2002. In May 2009, our stockholders amended and restated the 2002 plan to, among other maters, authorize 9,800,000 shares of our common stock to be issued under the 2002 plan. In May 2009, after the 2009 annual meeting and in connection with our consideration of emerging best practices and investor preferences, the board amended the 2002 plan to provide that no underwater options will be (i) repurchased, repriced or replaced without the prior approval of our stockholders, and (ii) repurchased for cash without the prior approval of our stockholders. In February 2010, the board amended and restated the 2002 plan to increase the aggregate number of shares of common stock that may be issued under the 2002 plan from 9,800,000 to 11,800,000.
Summary of 2002 Plan
Set forth below is a summary of the material terms of the 2002 plan. This summary is not intended to be complete and is qualified in its entirety by the detailed provisions of the 2002 plan, which is attached as Appendix A to this proxy statement.
General Information
The principle purpose of the 2002 plan is to attract, retain and motivate key personnel. The 2002 plan authorizes the grant of ISOs, non-statutory stock options, SARs and stock bonus awards. We may grant awards under the 2002 plan to our officers, employees, directors and consultants, or those of our subsidiaries. ISOs may be granted only to our employees, or those of our subsidiaries. As of the record date, we had 6 non-employee directors, 5 executive officers, 765 other employees and no consultants eligible to receive awards under the 2002 plan. The closing price per share of our common stock listed on NASDAQ was $17.99 as of April 5, 2010.
We may, from time to time, assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an award under the 2002 plan in replacement of an award we assume; or (ii) treating the assumed award as if it had been granted under the 2002 plan.
Shares of common stock subject to awards that are cancelled, expired, terminated, forfeited or withheld to satisfy the applicable purchase price or tax withholding obligations are again available for issuance under the 2002 plan.

Subject to adjustments to reflect stock dividends and other changes in our common stock, the maximum number of shares of common stock with respect to which stock options or SARs may be granted during any calendar year to any director, officer, employee or consultant may not exceed 50% of the total number of shares of common stock authorized for issuance under the 2002 plan.
Administration
Except for awards granted to our non-employee directors and the power to amend or terminate the plan, the board may delegate its authority under the 2002 plan to a committee of the board, referred to as the “committee.” The committee must consist of at least two directors who are “non-employee directors” under Exchange Act Rule 16b-3 and “outside directors” under Section 162(m) of the Code. However, if the committee does not meet either of these requirements, the validity of awards granted or actions taken under the 2002 plan will not be affected. The board may also delegate nondiscretionary administrative duties to one or more of our employees. We have chosen to exercise this delegation of authority to the fullest extent permitted by the plan.
Subject to the terms of the 2002 plan, the board and, except for awards granted to our non-employee directors, the committee, may grant awards under the 2002 plan and determine the recipients and terms of those awards. They may accelerate or amend the terms of the 2002 plan or any award issued under the 2002 plan. They also may interpret the provisions of the 2002 plan and related award agreements, and generally otherwise administer the 2002 plan.
Stock Options
Terms and Conditions of Stock Options. Under the 2002 plan, the board or the committee may grant stock options that are intended to qualify as ISOs. To be an ISO, the stock option must meet, and continue to meet, all of the requirements of the Code with respect to ISOs. ISOs may only be granted to our employees or to employees of our 50%-or-greater-owned subsidiaries. Also, under the Code, the fair market value (as of the date of grant) of the shares underlying ISOs exercisable by a single holder for the first time during any calendar year may not exceed $100,000. Any other stock options granted under the 2002 plan are non-statutory stock options.
The exercise price of a stock option granted under the 2002 plan cannot be less than the par value of $0.01 of the common stock, provided that the exercise price must be at least equal to the fair market value of a share of our common stock on the date of grant. For a grant of an ISO to an employee who owns more than 10% of the total combined voting power of all classes of our stock or stock of any of our subsidiaries, the exercise price must be at least 110% of the fair market value of a share of our common stock on the date of grant.
All stock options will expire no later than ten years after the date of grant, unless terminated earlier, except that an ISO granted to a 10% or greater stockholder will expire no later than five years after the date of grant.
Vesting and Exercise of Stock Options. The board or the committee may establish conditions and restrictions on the vesting or exercise of a stock option, or on the issuance of common stock in connection with the exercise of a stock option. Once a holder of a vested and exercisable stock option has satisfied any applicable tax withholding requirements, the stock option may be exercised by sending us a notice specifying the number of shares to be purchased and payment of the exercise price for those shares. The holder must pay the exercise price in cash, unless we have agreed to accept another form of payment.
Rights as a Stockholder. The holder of a stock option does not have any rights as a stockholder with respect to shares covered by a stock option until the shares are issued upon the exercise of the stock option.
Transferability of Stock Options. Holders may not generally transfer or assign stock options granted under the 2002 plan, except for transfers by will or the laws of descent and distribution. Stock options cannot be levied against, attached or taken by similar process. Further, the option holder is the only person who may exercise the stock option during the holder’s lifetime. On or after the time of grant, the board or the committee may permit transfers of a non-statutory stock option in whole or in part and may determine the recipients, circumstances and conditions of the transfer. However, these conditions must be consistent with the limitations on the transferability of stock options imposed by a Form S-8 registration statement, or any successor form.

Option Repurchases. The board may offer to repurchase any stock option from a holder on terms determined by the board.
Stock Appreciation Rights
The board or the committee may award SARs. A SAR entitles the holder to receive, upon exercise of the award, an amount equal to the appreciation in the fair market value of our common stock between the date of grant and the date of exercise. We may agree to pay this appreciation in cash, our common stock or a combination of both.
We may award SARs under the 2002 plan in conjunction with a stock option, creating a “tandem” SAR, or award a SAR that is independent of any stock option. We may award a tandem SAR that includes a non-statutory stock option at or after the time we grant the non-statutory stock option. If we wish to award a tandem SAR that includes an ISO, we can only do so at the time the ISO is granted.
A holder of a tandem SAR can only exercise the SAR when the related stock option may be exercised. If a holder of a tandem SAR exercises the SAR, that exercise serves to cancel the related stock option to the extent the SAR is exercised. Likewise, if a holder of a tandem SAR exercises the related stock option, that exercise will cancel the same portion of the SAR. A holder may exercise a tandem SAR only when the fair market value of our common stock exceeds the exercise price of the related stock option. The board or the committee may impose additional service or vesting conditions, or any other rules or procedures, in connection with the exercise of a SAR.
When a holder exercises a SAR, the holder will receive cash or shares of our common stock, as determined by our board, equal to the product of:
•	the number of shares covered by the exercise; and
•	the difference between: (i) the fair market value of a share of our common stock on the date of exercise; and (ii) the fair market value of a share of our common stock on the date of grant.
A holder cannot transfer a SAR during the holder’s lifetime. Upon death of a holder, a SAR may be transferred to a beneficiary designated by the holder. If no designated beneficiary exists, the SAR may be transferred under the holder’s will or by the laws of descent and distribution. A tandem SAR must be transferred with the underlying stock option.
Stock Bonus Awards
The board or the committee may grant stock bonus awards in consideration for past or future services rendered to us or our subsidiaries. Shares subject to stock bonus awards may, but need not, be subject to a vesting schedule. The recipient of a stock bonus award has voting rights with respect to such stock. The holder may transfer these shares only to the extent described in the award agreement, so long as shares remain subject to the terms of that agreement.
Effect of Termination of Employment or Service
The following rules apply with regard to awards held by a participant at the time of his or her termination of employment or other service with us or our subsidiaries:
Stock Options and SARs.
•	Death or Disability — If a participant’s employment terminates due to death or disability, then (i) any stock option or SAR, to the extent not exercisable, will terminate, and (ii) any stock option or SAR which is exercisable at the time of termination of employment or service will remain exercisable by the participant (or, in the event of death, the participant’s legal representative) at any time within one year from the date his or her employment or service terminates, but in no event after expiration of the stated term, and, to the extent not exercised within that period, will terminate.

•	For Cause — If a participant’s employment terminates for cause (as defined in the 2002 plan) or if grounds for termination for cause exist at the time of termination of employment, any stock option or SAR will immediately terminate and cease to be exercisable.
•	Other Reason — If a participant’s employment terminates for any other reason (other than death, disability or cause) or no reason, any stock option or SAR held by the participant, to the extent not exercisable, will terminate. Any exercisable stock option or SAR will remain exercisable for 30 days following the date of termination or, if sooner, until the expiration of the stated term of the stock option or SAR.
Stock Bonuses. If a participant’s employment or service terminates, then any shares of common stock held by the participant which have not vested as of the date of termination under the terms of the applicable award agreement will be forfeited.
Adjustments Upon Changes in Our Common Stock
We will make adjustments to awards granted under the 2002 plan as described below.
Capitalization. If we make any change in our common stock without receiving payment for the change, we will adjust appropriately the terms of the 2002 plan and each award issued under the 2002 plan. These adjustments may affect:
•	the class of securities subject to the 2002 plan or any award;
•	the maximum number of securities subject to the 2002 plan;
•	the maximum number of securities that may be awarded to any employee under the 2002 plan; and
•	the number of securities and exercise price of any award granted under the 2002 plan.
Examples of events that may require us to make these changes include:
•	mergers and consolidations;
•	reincorporations and reorganizations;
•	recapitalizations;
•	dividends in stock or other property (other than cash), including liquidating dividends;
•	stock splits or divisions;
•	reverse stock splits or combinations;
•	exchanges of shares;
•	changes in our corporate structure; and
•	other changes to our common stock in which we do not receive payment for the change.

Dissolution or Liquidation. If we dissolve or liquidate, awards outstanding under the 2002 plan will terminate if not exercised immediately prior to or at the same time as the dissolution or liquidation.
Asset Sale, Merger, Consolidation or Reverse Merger. In the event of (i) a sale of all or substantially all of our assets, (ii) a merger in which we are not the surviving corporation or (iii) a reverse merger in which we are the surviving corporation but our common stock outstanding prior to the merger is converted by virtue of the merger into other property (whether securities, cash or otherwise), then any surviving or acquiring corporation will assume any outstanding awards under the 2002 plan or will substitute similar awards. In the event that any surviving or acquiring corporation refuses to assume the outstanding awards or issue substitute awards, then the vesting of all outstanding awards will be accelerated in full and all awards will terminate if not exercised at or prior to such event.
Amendment and Termination of 2002 Plan
The board may generally amend or terminate the 2002 plan or any related award agreement at any time, although a holder must consent to any amendment or termination that adversely affects his or her rights. Under the 2002 plan, during any period in which our common stock is listed on NASDAQ or any other national securities exchange, our stockholders must approve any amendment that would increase the number of shares of common stock for which awards may be granted under the 2002 plan (in the aggregate or on an individual basis) or modify the class of employees eligible to receive awards under the 2002 plan.
United States Federal Income Tax Consequences
The following is a brief summary of the U.S. federal income tax consequences applicable to awards under the 2002 plan. This summary is qualified in its entirety by references to the Code and the regulations adopted under the Code. The provisions of the Code described in this section include current tax law only and do not reflect any proposals to revise current tax law. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on his or her specific circumstances. The federal income tax consequences applicable to officers, directors, and other persons who are subject to potential liability under Section 16(b) of the Exchange Act may be different than the federal income tax consequences applicable to persons who are not subject to Section 16(b). The federal income tax consequences applicable to all persons, whether or not subject to Section 16(b), are described below.
Nonstatutory Stock Options. Generally, there will be no federal income tax consequences to either the optionee or us on the grant of nonstatutory stock options. Upon exercise, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the exercise price of the options. Unless limited by Section 162(m), we will be entitled to a federal income tax deduction in the same amount as the optionee’s taxable ordinary income and at the same time the optionee recognizes such ordinary income, provided that we comply with applicable reporting rules.
Upon the sale of stock acquired by exercise of a nonstatutory stock option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock.
ISOs. Generally, an optionee will not realize taxable income by reason of the grant or exercise of an ISO granted pursuant to the 2002 plan, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax (see discussion of alternative minimum tax below). Upon disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, the optionee will recognize long-term capital gain or loss equal to the difference between the sale price and the exercise price, and we will not be entitled to any deduction.
If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (referred to as a “disqualifying disposition”), the optionee generally will realize ordinary income in the year of disposition and we will receive a corresponding deduction in an amount equal to the excess of (i) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (ii) the option price. Any additional gain realized on the disposition will be short-term or long-term capital gain and any loss will be long-term or short-term capital loss. Unless limited by Section 162(m) of the Code, we are entitled to a deduction in the same amount as and at the same time the optionee recognizes ordinary income.

The exercise of an ISO may subject the optionee to the so-called “alternative minimum tax,” referred to as “AMT.” The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the AMT. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the ISO, no adjustment is then required for purposes of the AMT, but regular income tax, as described above, may result from such disqualifying disposition.
Stock Appreciation Rights. A participant who is awarded a SAR will not have taxable income upon the grant of such SAR and we will not be entitled to a tax deduction by reason of such grant. Upon the exercise of a SAR, a participant will recognize taxable ordinary income equal to the amount of cash and the fair market value of any shares of common stock received. Unless limited by Section 162(m) of the Code, we are entitled to a deduction in the same amount as and at the same time the optionee recognizes ordinary income.
Stock Bonus Awards. The taxability of a stock bonus award to a participant is dependent upon the extent to which the award is restricted on the date of grant. If a stock bonus award is either transferable or not subject to a substantial risk of forfeiture, a participant will recognize taxable ordinary income on the date of grant. If a stock bonus award is both non-transferable and subject to a substantial risk of forfeiture on the date of grant, then unless an election is made as described below, a participant will not recognize taxable ordinary income on the date of grant, but will at such time or times as the stock bonus award becomes either transferable or not subject to a substantial risk of forfeiture in an amount equal to the fair market value of such shares at that time.
Within 30 days of receipt of a stock bonus award that is not transferable and subject to a substantial risk of forfeiture, a participant may file an election with the Internal Revenue Service to include as taxable ordinary income in the year of receipt an amount equal to the fair market value of the shares subject to the award at the time of receipt. In such event, any subsequent appreciation in the value of such shares will not be taxable as compensation to a participant upon the vesting of shares subject to the award. However, if shares subject to the award are forfeited subsequent to such election, a participant will not be entitled to a tax deduction. Shares which are held for more than one year after vesting (or in the event of an election as described above, the date of receipt) generally will qualify for long-term capital gain treatment. Unless limited by Section 162(m) of the Code, we are entitled to a deduction in the same amount as and at the same time the optionee recognizes ordinary income.
Withholding of Tax; Company Deduction. Generally, whenever a participant realizes ordinary income under the 2002 plan, a corresponding deduction is available to us provided we comply with certain reporting requirements. However, under Code Section 162(m), we will be denied a deduction for certain compensation exceeding $1 million paid to any individual who, as of the end of the taxable year, is our Chief Executive Officer or an employee whose compensation is required to be reported to stockholders by reason of being among the three most highly compensated employees, excluding (among other things) certain performance-based compensation. The deduction limit does not apply to payments that qualify as “performance-based” compensation, provided certain requirements are met.
Grants of Options to Certain Persons
The following table sets forth outstanding options as of April 5, 2010 that were granted under the 2002 plan to each of our named executive officers, each nominee for election as a director, each associate of any of our executive officers, directors or nominees for election as a director, if any, all current executive officers as a group, all current directors who are not executive officers as a group and all current and former employees (including all current officers who are not executive officers) as a group.

Number of Shares
Name	Underlying Options

Larry Hsu, Ph.D., President and Chief Executive Officer and Director Nominee	570,000

Arthur A. Koch, Jr., Senior Vice President, Finance and Chief Financial Officer	172,500

Christopher Mengler, President, Global Pharmaceuticals	75,000

Michael J. Nestor, President, Impax Pharmaceuticals	107,500

Charles V. Hildenbrand, Senior Vice President, Operations	178,959

Robert L. Burr, Director Nominee	60,000

Leslie Z. Benet, Ph.D., Director Nominee	90,000

Allen Chao, Ph.D., Director Nominee	0

Nigel Ten Fleming, Ph.D., Director Nominee	60,000

Michael Markbreiter, Director Nominee	52,500

Peter R. Terreri, Director Nominee	72,000

Executive Group (5 persons)	1,103,959

Non-Executive Director Group (7 persons)	402,000

Non-Executive Officer Employee Group (525 persons)	5,095,141

Total	6,601,100
The exercise prices per share and expiration dates of such outstanding options under the 2002 plan range from $3.04 to $23.05 and from May 7, 2012 to October 26, 2019, respectively. In addition, we issued 1,407,147 shares of restricted stock under the 2002 plan, of which 48,533 shares of restricted stock were forfeited and cancelled.
Equity Compensation Plan Information
The following table details information regarding our existing equity compensation plans as of December 31, 2009:

				Number of Securities Remaining
	Number of Securities to be		Weighted Average Exercise	Available for Future Issuance
	Issued Upon Exercise of		Price of Outstanding	Under Equity Compensation
	Outstanding Options,		Options, Warrants and	Plans (Excluding Securities
	Warrants and Rights		Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	8,229,818	(1)	$9.87	1,378,639
Equity compensation plans not approved by security holders	—		$—	363,041	(2)
Total:	8,229,818		$9.87	1,741,680

(1)	Represents options issued pursuant to the 2002 plan and the 1999 plan.

(2)	Represents 363,041 shares of common stock available for future issuance under the 2001 plan.
See Notes 14 and 15 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 for information concerning our equity compensation plans and employee benefit plans.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN.

PROPOSAL THREE — RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of Grant Thornton LLP has served as our independent registered public accounting firm and conducted the audit of our consolidated financial statements for each of the fiscal years ended December 31, 2009, 2008 and 2007. The audit committee has approved the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2010.
Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by applicable law, or by our Restated Certificate of Incorporation, amended and restated bylaws or other governing documents. Nonetheless, the audit committee is submitting the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of Grant Thornton LLP, the audit committee will reconsider whether or not to retain the firm; provided, however, the audit committee retains the right to continue to engage Grant Thornton LLP. Even if the appointment is ratified, the audit committee may, in its discretion, direct the engagement of a different independent registered public accounting firm at any time during the year if it determines such change would be in our best interests and in the best interests of our stockholders.
A representative of Grant Thornton LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.
Principal Accountant Fees and Services
The aggregate fees for professional services rendered for us by Grant Thornton LLP for the years ended December 31, 2009 and 2008 were:

Services Rendered	2009	2008
Audit Fees (a)	$1,425,371	$1,358,712
Audit Related Fees (b)	18,975	18,894
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,444,346	$1,377,606

(a)	Audit Fees for the years ended December 31, 2009 and 2008 were for the audits of our consolidated financial statements, reviews of (unaudited) interim quarterly financial statements and other services related to the review of documents filed with the SEC.

(b)	Audit Related Fees for the years ended December 31, 2009 and 2008 were for the audit of the financial statements of our company sponsored 401(k) plan.
Pre-Approval Policies and Procedures
The audit committee has adopted a policy to require advance approval of all audit and audit related services, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to such year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform such services. The audit committee pre-approved all of the audit and non-audit services provided to us by Grant Thornton LLP in 2009 and 2008. The audit committee has considered and determined the services provided by Grant Thornton LLP are compatible with Grant Thornton LLP maintaining its independence.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

AUDIT COMMITTEE REPORT
On February 22, 2010, the audit committee met with management to review and discuss the audited financial statements of the Company. The committee also discussed with the Company’s independent registered public accounting firm, Grant Thornton LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP its independence. Based upon the review and discussions referred to above, the committee recommended to the board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the report be incorporated by reference.
THE AUDIT COMMITTEE
Peter R. Terreri (Chairman)
Robert L. Burr
Michael Markbreiter
Oh Kim Sun

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and holders of more than 10% of our stock are required by SEC regulations to provide us with copies of all Section 16(a) reports they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and any written representations that no other reports were required during 2009, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of our stock were complied with during 2009, except that (i) Dr. Hsu filed late two Forms 4 reporting an aggregate of six transactions not reported on a timely basis, (ii) Mr. Mengler filed late one Form 4 reporting one transaction not reported on a timely basis, and (iii) Mr. Nestor filed late one Form 4 reporting two transactions not reported on a timely basis. In addition, Dr. Hsu and Mr. Nestor each filed amended Forms 3 to report certain securities holdings inadvertently omitted from their respective initial report of securities ownership on Form 3.
STOCKHOLDER PROPOSALS
All stockholder proposals for our 2011 annual meeting must be received by us at our principal executive offices located at 30831 Huntwood Avenue, Hayward, California 94544, no later than December 15, 2010 to receive consideration for inclusion in our proxy materials relating to that meeting under the Exchange Act Rule 14a-8.
Pursuant to our amended and restated bylaws, in order for a stockholder to bring a proposal (other than proposals sought to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act) before, or make a nomination for, the 2011 annual meeting, such stockholder must deliver a written notice of such proposal and/or nomination to, or it must be mailed and received by, our Corporate Secretary at our principal executive offices no earlier than the close of business on January 25, 2011, and not later than the close of business on February 24, 2011. Stockholders are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
As to all such matters which we do not have notice on or prior to February 24, 2011, discretionary authority shall be granted to the persons designated in our proxy related to the 2011 annual meeting to vote on such proposal.
ANNUAL REPORT TO STOCKHOLDERS
This proxy statement is accompanied by our 2009 Annual Report to Stockholders which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC. Each stockholder solicited under this proxy statement can obtain a copy of our Form 10-K for the year ended December 31, 2009, without charge, except for exhibits to such report, by sending a written request to: Arthur A. Koch, Jr., Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary, Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California 94544.

By Order of the Board of Directors,

Arthur A. Koch, Jr.
Senior Vice President, Finance,
Chief Financial Officer and Corporate Secretary
Hayward, California
April 14, 2010

Appendix A
IMPAX LABORATORIES, INC.
AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN
1. Purpose. The purpose of the Plan is to attract, retain and motivate key personnel by providing a means whereby the Company may grant (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights and/or (iv) Stock Bonuses to officers, employees, directors and consultants of the Company and its Affiliates.
2. Administration.
2.1 Administration by Board. The Board shall administer the Plan unless and to the extent that the Board delegates its power and authority to a Committee as provided in Section 2.3.
2.2 Power of Board. Subject to the provisions of the Plan, the Board, acting in its sole discretion, shall have the following power and authority:
2.2.1 to determine to which of the eligible individuals, and the times at which, Awards shall be granted;
2.2.2 to determine the number of shares of Common Stock subject to Awards granted under the Plan and, where applicable, the price to be paid for the shares of Common Stock subject to each Award;
2.2.3 to determine the terms and conditions of each Award (which need not be identical);
2.2.4 to interpret the terms of the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration (and, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deemed necessary or desirable);
2.2.5 to accelerate the terms of the Plan or any Award;
2.2.6 to amend the terms of the Plan or any Award;
2.2.7 to adopt forms of Award Agreements for use under the Plan;
2.2.8 to allow Participants to satisfy the minimum withholding tax obligations by electing to have the Company withhold from the shares covered by an Award that number of shares having a Fair Market Value equal to the amount required to be withheld; and
2.2.9 to make all determinations deemed necessary or advisable for the administration of the Plan.
2.3 Delegation. Except with regard to Awards to Non-Employee Directors, the Board may delegate any or all of its powers and authority relating to the administration of the Plan (but not the power to amend or terminate the Plan) to a Committee of two (2) or more members of the Board. If and to the extent that administrative responsibility is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers and authority theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and, as appropriate, references in the Plan to the Board shall be deemed to be the Committee or subcommittee). If a Committee is appointed, then, unless the Board determines otherwise, its members shall consist solely of individuals who qualify as “non-employee directors” under Rule 16b-3 promulgated under Section 16 of the Exchange Act and as “outside directors” under Section 162(m) of the Code. If for any reason the Committee does not satisfy the “non-employee director” requirements of Rule 16b-3 or the “outside director” requirements of Section 162(m) of the Code, such non-compliance shall not affect the validity of the awards, interpretations or other actions of the Committee. The Board may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper.

2.4 Indemnification. The Company shall indemnify and hold harmless to the fullest extent permitted by law each member of the Board and the Committee and any employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.
2.5 Decisions. All decisions, determinations and interpretations of the Board shall be final, binding and conclusive on all persons.
3. Share Reserve. Subject to adjustment pursuant to Section 10, the aggregate number of shares of Common Stock that may be issued pursuant to the Plan is 11,800,000 shares, all of which may be issued pursuant to Incentive Stock Options. If any Option or Stock Appreciation Right expires or is terminated without being exercised in whole or in part, the unexercised or released shares from such Option or Stock Appreciation Right shall be available for future issuance under the Plan. Shares that are subject to an Award that is forfeited or cancelled or that are withheld in order to pay the purchase price for shares of Common Stock covered by any Award or to satisfy the tax withholding obligations associated with any Award under the Plan shall be available for future issuance under the Plan. Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock shall be issued under the Plan. Subject to adjustment pursuant to Section 10, the maximum number of shares of Common Stock with respect to which Options or Stock Appreciation Rights may be granted during any calendar year to any director, officer, employee or consultant may not exceed 50% of the total number of shares of Common Stock authorized for issuance under this Plan.
4. Eligibility. Awards may be granted under the Plan to officers, employees, directors and consultants of the Company or its Affiliates. Incentive Stock Options may be granted only to employees of the Company or its Affiliates. The Company may also, from time to time, assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an Award under the Plan in replacement of the award assumed by the Company, or (ii) treating the assumed award as if it had been granted under the Plan.
5. Options.
5.1 Option Grant. Subject to the provisions hereof, the Board may grant Incentive Stock Options or Nonstatutory Stock Options to eligible personnel on such terms and conditions as the Board deems appropriate.
5.2 Exercise Price. The exercise price of an Option shall not be less than the par value of the Common Stock, provided that the exercise price of an Option shall not be less than the Fair Market Value of the Common Stock on the date the Option is granted. Notwithstanding the foregoing, the exercise price of an Incentive Stock Option granted to a Ten Percent Stockholder shall not be less than 110% of the Fair Market Value of the Common Stock on the date the Option is granted.
5.3 Option Term. No Option granted under the Plan may be exercisable (if at all) more than ten (10) years after the date the Option is granted (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years.)
5.4 Vesting and Exercise of Options. The Board may establish such vesting and other conditions and restrictions on the exercise of an Option and/or upon the issuance of Common Stock in connection with the exercise of an Option as it deems appropriate. Subject to satisfaction of applicable withholding requirements, once vested and exercisable, an Option may be exercised by transmitting to the Company: (i) a notice specifying the number of shares to be purchased and (ii) payment of the exercise price. The exercise price of an Option may be paid in cash and/or such other form of payment as the Company may permit.
5.5 Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an Option until full payment of the exercise price and the applicable tax withholding obligations with respect to such exercise has been made or provided for. The holder of an Option shall have no rights as a stockholder with respect to any shares covered by an Option until the date such shares are issued. No adjustments shall be made for dividend distribution or other rights for which the record date is prior to the date such shares are issued.

5.6 Buy Out and Settlement. The Board, on behalf of the Company, may at any time offer to buy out any Option on such terms and conditions as the Board shall establish, except that no underwater Options will be (i) repurchased, repriced or replaced without the prior approval of the stockholders of the Company, or (ii) repurchased for cash without the prior approval of the stockholders of the Company.
5.7 Options Non-Transferable. Options granted under the Plan shall not be transferable or assignable by a Participant, and may not be made subject to execution, attachment or similar process, otherwise then by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant. Notwithstanding the foregoing, the Board may determine at the time of grant or thereafter that a Nonstatutory Stock Option is transferable in whole or in part to such persons, under such circumstances, and subject to such conditions as the Board may prescribe; provided that, such conditions are consistent with the conditions that would permit the registration of the underlying shares on Form S-8 or a successor form.
5.8 Assumed Options. In the event the Company assumes an option granted by another company, the exercise price and the number and nature of shares issuable upon exercise of such assumed option shall be adjusted appropriately as determined by the Board.
5.9 Replacement Options. Without in any way limiting the authority of the Board to make or not to make grants of Options, the Board shall have the authority (but not an obligation) to include as part of any Award Agreement a provision entitling the Participant to a replacement Option in the event the Participant exercises the Option evidenced by the Award Agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with the Plan and the terms and conditions of the Award Agreement.
6. Stock Appreciation Rights.
6.1 Stock Appreciation Right Grant. Subject to the provisions hereof, the Board may award Stock Appreciation Rights upon such terms and conditions as it deems appropriate. A Stock Appreciation Right is an Award entitling the Participant, upon exercise, to receive an amount, in cash or shares of Common Stock or a combination thereof, as determined by the Board in its sole discretion, determined with reference to the appreciation, if any, in the fair market value of Common Stock during the period beginning on the date the Stock Appreciation Right is granted and ending on the date the Stock Appreciation Right is exercised.
6.2 Types of Stock Appreciation Rights. Stock Appreciation Rights may be awarded under the Plan in conjunction with an Option (“tandem SARs”) or independent of any Option (“stand-alone SARs”). Tandem SARs awarded in conjunction with a Nonstatutory Stock Option may be awarded either at or after the time the Nonstatutory Stock Option is granted. Tandem SARs awarded in conjunction with an Incentive Stock Option may only be awarded at the time the Incentive Stock Option is granted.
6.3 Exercisability. Except as otherwise provided herein, a tandem SAR shall be exercisable only at the time and to the same extent and subject to the same conditions as the related Option is exercisable. The exercise of a tandem SAR shall cancel the related Option to the extent of the shares of Common Stock with respect to which the Stock Appreciation Right is exercised, and vice versa. Tandem SARs may be exercised only when the Fair Market Value of the Common Stock to which it relates exceeds the Option exercise price. The Board may impose such additional service or vesting conditions upon the exercise of a Stock Appreciation Right (tandem or stand-alone) as it deems appropriate.
6.4 Exercise. A Stock Appreciation Right may be exercised by giving written notice to the Company identifying the Stock Appreciation Right that is being exercised, specifying the number of shares covered by the exercise and containing such other information or statements as the Board may require. The Board may establish such rules and procedures as it deems appropriate for the exercise of Stock Appreciation Rights under the Plan. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount (in cash and/or shares of Common Stock as determined by the Board) equal to the product of (i) the number of shares with respect to which the Stock Appreciation Right is being exercised and (ii) the difference between the Fair Market Value of a share of the Common Stock on the date the Stock Appreciation Right is exercised and the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted.

6.5 SARs Non-Transferable. Stock Appreciation Rights shall not be transferable by a Participant other than upon the Participant’s death to a beneficiary designated by the Participant in a manner acceptable to the Board, or, if no designated beneficiary shall survive the Participant, pursuant to the Participant’s will or by the laws of descent and distribution. All Stock Appreciation Rights shall be transferable, to the extent permitted above, only with the underlying option.
7. Stock Bonus Awards. Subject to the provisions hereof, the Board may grant Stock Bonus Awards to eligible personnel upon such terms and conditions as the Board deems appropriate. The terms and conditions of Stock Bonus Awards may change from time to time, and the terms and conditions of each Award Agreement need not be identical.
7.1 Consideration. A Stock Bonus Award shall be awarded in consideration for part or future services rendered to the Company or its Affiliates.
7.2 Vesting. Shares of Common Stock awarded pursuant to a Stock Bonus may, but need not, be subject to a vesting schedule determined by the Board.
7.3 Transferability. Shares of Common Stock received pursuant to a Stock Bonus Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Award Agreement, as the Board shall determine in its discretion, so long as shares remain subject to the terms of the Award Agreement.
8. Termination of Employment or Service. Unless otherwise determined by the Board at grant or, if no rights of the Participant are thereby reduced, thereafter, and subject to earlier termination in accordance with the provisions hereof, the following rules apply with regard to Awards held by a Participant at the time of his or her termination of employment or other service with the Company and its Affiliates.
8.1 Stock Options and Stock Appreciation Rights.
8.1.1 If a Participant’s employment or service terminates due to his or her death or Disability, then (i) any Option or Stock Appreciation Right held by the Participant, to the extent not then exercisable, shall thereupon terminate, and (ii) any Option or Stock Appreciation Right held by the Participant which is exercisable at the time of such termination of employment or service due to his or her death or Disability shall remain exercisable by the Participant (or in the event of death, his or her legal representative) at any time within one year from the date his or her employment or service terminates, but in no event after expiration of the stated term, and, to the extent not exercised within such time period, shall thereupon terminate.
8.1.2 If a Participant’s employment or service is terminated by the Company or its Affiliates for Cause or if, at the time of a Participant’s termination, grounds for termination for Cause exist, then notwithstanding anything to the contrary contained herein, any Option or Stock Appreciation Right held by the Participant (whether or not otherwise vested) shall immediately terminate and cease to be exercisable. “Cause” means (i) in the case where there is no employment or consulting agreement between the Participant and the Company or its Affiliates or where such an agreement exists but does not define “Cause” (or words of like import), a termination classified by the Company as a termination due to the Participant’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services or materially unsatisfactory performance of his or her duties, or (ii) in the case where there is an employment or consulting agreement between the Participant and the Company or its Affiliates, a termination that is or would be deemed for “cause” (or words of like import) under such agreement.

8.1.3 If a Participant’s employment or service terminates for any reason (other than death, Disability or Cause at a time when Cause exists) or no reason, then any Option or Stock Appreciation Right held by the Participant, to the extent not then exercisable, shall thereupon terminate. Any Option or Stock Appreciation Right held by the Participant which is exercisable at the time of such termination of employment or service shall remain exercisable during the thirty (30) days period following such termination of employment or service or, if sooner, until the expiration of the stated term of the Option or Stock Appreciation Right and, to the extent not exercised within such period, shall thereupon terminate.
8.2 Stock Bonuses. If a Participant’s employment or service terminates, then any shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Award Agreement shall be forfeited.
9. Miscellaneous.
9.1 No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant or other holder of Awards any right to continue to be employed by or serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate such employment or service.
9.2 Investment Assurance. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to reflect conditions imposed under an Award or to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.
9.3 Withholding Obligations. As a condition to the exercise of any Award or the delivery of any shares of Common Stock pursuant to any Award or the lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award, (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Participant whether or not pursuant to the Plan or (ii) the Company shall be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, unless the applicable Award Agreement provides otherwise, at the discretion of the Board, the Participant may satisfy the withholding obligation described under this Section 9.3 by electing to have the Company withhold shares of Common Stock (which withholding shall be at a rate not in excess of the statutory minimum rate) or by tendering previously owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by another mechanism as may be required or appropriate to conform with local tax and other rules).
10. Adjustments Upon Changes in Common Stock.
10.1 Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan and the maximum number of securities that may be awarded to any employee, and the outstanding Awards shall be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding Awards. The Board, the determination of which shall be final, binding and conclusive, shall make such adjustments. The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.
10.2 Change in Control — Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then Awards outstanding under the Plan shall terminate if not exercised (if applicable) immediately prior to, or simultaneous with, such event.

10.3 Change in Control — Asset Sale, Merger, Consolidation or Reverse Merger. In the event of (i) a sale of all or substantially all of the assets of the Company, (ii) a merger in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume any Awards outstanding under the Plan or shall substitute similar awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this Section 10.3 for those Awards outstanding under the Plan). In the event any surviving corporation or acquiring corporation refuses to assume such Awards or to substitute similar awards for those Awards outstanding under the Plan, then the vesting of all outstanding Awards (and, if applicable, the time during which such Awards may be exercised) shall be accelerated in full, and the Awards shall terminate if not exercised (if applicable) at or prior to such event.
11. Amendment and Termination. The Board may amend or terminate the Plan, provided, however, that no such action may adversely affect the rights of a Participant under any outstanding Award without the consent of the Participant. Except as otherwise provided in Section 10, any amendment which would increase the number of shares of Common Stock for which Awards may be granted under the Plan (in the aggregate or on an individual basis) or modify the class of employees eligible to receive Awards under the Plan shall, during any period in which the Common Stock of the Company is listed on The Nasdaq Stock Market or any other National Securities Exchange, be subject to the approval of the stockholders of the Company. The Board may amend the terms of any Award Agreement at any time and from time to time, provided, however, that any amendment which would adversely affect the rights of the Participant may not be made without the consent of the Participant.
12. Effective Date of Plan. The Plan shall become effective on the date of its adoption by the Company’s Board of Directors, subject however to approval by the holders of the Company’s Common Stock in the manner as prescribed in the Code and the resolutions thereunder. Options may be granted under this Plan prior to obtaining shareholder approval, provided such options shall not be exercisable before such shareholder approval is obtained. No grants of Bonus Stock may be made under the Plan prior to the receipt of shareholder approval.
13. Definitions.
13.1 “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Section 424(e) and (f), respectively, of the Code.
13.2 “Award” means any Option, Stock Appreciation Right or Stock Bonus granted under the Plan.
13.3 “Award Agreement” means a written agreement or other instrument between the Company and a holder of an Award evidencing the terms and conditions of an individual Award.
13.4 “Board” means the Board of Directors of the Company.
13.5 “Code” means the Internal Revenue Service Code of 1986, as amended.
13.6 “Committee” means a committee appointed by the Board in accordance with Section 2.3.
13.7 “Common Stock” means the common stock, par value $.01, of the Company.
13.8 “Company” means Impax Laboratories, Inc., a Delaware corporation.
13.9 “Disability” means the dates and permanent disability of a person within the meaning of Section 22(e) of the Code.
13.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

13.11 “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange or traded on the over-the-counter market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of grant, as reported in The Wall Street Journal or such other source as the Board deems reliable; and (ii) in the absence of trading on such markets, the Fair Market Value shall be determined in good faith by the Board.
13.12 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
13.13 “Non-Employee Director” means a member of the Board who (i) is not currently an officer (as defined in Rule 16a-1(f) under the Exchange Act or any successor regulation) of the Company or a parent or subsidiary of the Company, or otherwise currently employed by the Company or a parent or subsidiary of the Company; (ii) does not receive compensation, either directly or indirectly, from the Company or a parent or subsidiary of the Company, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and (iii) does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K.
13.14 “Nonstatutory Stock Option” means an Option that does not qualify as an Incentive Stock Option.
13.15 “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.
13.16 “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an Award.
13.17 “Plan” means this Impax Laboratories, Inc. Amended and Restated 2002 Equity Incentive Plan.
13.18 “Securities Act” means the Securities Act of 1933, as amended.
13.19 “Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 6 of the Plan.
13.20 “Stock Bonus” means a grant of restricted stock pursuant to Section 7 of the Plan.
13.21 “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Affiliates.

PROXY FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
IMPAX LABORATORIES, INC.
The undersigned hereby constitutes and appoints Michael Nestor and Christopher Mengler, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the 2010 Annual Meeting of Stockholders of Impax Laboratories, Inc. to be held on the 25th day of May, 2010, and at any adjournment or postponement thereof, and to vote all of the shares of common stock of Impax Laboratories, Inc. which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.
THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED IN THE BOXES PROVIDED, THE PERSONS NAMED HEREIN INTEND TO VOTE “FOR” ALL DIRECTOR NOMINEES LISTED BELOW IN PROPOSAL ONE AND “FOR” APPROVAL OF PROPOSALS TWO AND THREE.
BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
Proposal One: Election of 01. Leslie Z. Benet, Ph.D., 02. Robert L. Burr, 03. Allen Chao, Ph.D., 04. Nigel Ten Fleming, Ph.D., 05. Larry Hsu, Ph.D., 06. Michael Markbreiter and 07. Peter R. Terreri as directors of Impax Laboratories, Inc., each to serve for a term of one year and until his successor has been elected and qualified or until the director’s earlier death, resignation or removal.

☐ FOR all nominees (except as marked to the contrary at below)	☐ WITHHOLD AUTHORITY to vote for the nominees listed above
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)

Proposal Two: Approval of the amendment and restatement of the Impax Laboratories, Inc. Amended and Restated 2002 Equity Incentive Plan to increase the aggregate number of shares of common stock that may be issued under such plan by 2,000,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐
Proposal Three: Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of Impax Laboratories, Inc. for the fiscal year ending December 31, 2010.

FOR ☐	AGAINST ☐	ABSTAIN ☐
Proposal Four: In their discretion, upon other matters as may properly come before the 2010 Annual Meeting of Stockholders or any adjournment or postponement thereof.
Receipt of the Notice of 2010 Annual Meeting of Stockholders, Proxy Statement and 2009 Annual
Report of Stockholders is hereby acknowledged.

Signature:

Date:

Signature:

Date:

Please sign exactly as your name or names appear hereon, including any official position or representative capacity. If shares are registered in more than one name, all owners should sign.

YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF THREE WAYS

YOUR PROXY CONTROL NUMBER

VOTE BY INTERNET: Log-on to www.votestock.com Enter your control number printed to the left of the page. Vote your proxy by checking the appropriate boxes. Click on “Accept Vote”.

VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number to the left of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at 1-866-578-5350 on a touch-tone telephone.

VOTE BY MAIL: If you do not wish to vote over the Internet or by telephone, please complete, sign, date and return the accompanying proxy card in the pre-paid envelope provided.

You may vote by Internet or telephone 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 p.m., prevailing time, on May 24, 2010.
Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.